UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12

REGENCY ENERGY PARTNERS LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

November 11, 2011

To our unitholders:

You are cordially invited to attend a special meeting of the unitholders of Regency Energy Partners LP (the “Partnership”) to be held at 2001 Bryan Street, 30th Floor, Dallas, Texas 75201 on Friday, December 16, 2011, at 9:00 a.m., Dallas, Texas time. The board of directors of Regency GP LLC (the “Company”), the general partner of Regency GP LP (the “General Partner”), our general partner, which we refer to as our board of directors, has called the special meeting. At this important meeting, you will be asked to consider and vote upon a proposal to approve the terms of the Regency Energy Partners LP 2011 Long-Term Incentive Plan (the “2011 Incentive Plan”), which provides for awards of options to purchase our common units, awards of our restricted units, awards of our phantom units, awards of our common units, awards of distribution equivalent rights (or DERs), awards of common unit appreciation rights, and other unit-based awards to employees and consultants of the Partnership, the General Partner, the Company, a subsidiary or their affiliates, and the members of our board of directors (the “2011 Incentive Plan Proposal”).

Our board of directors has unanimously approved the 2011 Incentive Plan Proposal and the reservation and issuance from time to time of common units by us under the 2011 Incentive Plan. Our board of directors believes that the 2011 Incentive Plan Proposal is in the best interests of our unitholders and the Partnership and unanimously recommends that the unitholders approve the 2011 Incentive Plan Proposal.

Our currently effective incentive plan, the Regency GP LLC Long-Term Incentive Plan (dated February 3, 2006, the “2006 Plan”), permits us to issue a maximum of 2,865,584 of our common units. From the inception of the 2006 Plan through September 30, 2011, we made awards of options and restricted and phantom units totaling 3,195,689, net of forfeitures. If common units in excess of the maximum number of common units authorized under the 2006 Plan should vest prior to the expiration of the 2006 Plan by its own terms in 2016, they will be settled in cash. Since we have made awards for all of the common units under our 2006 Plan, we are seeking approval of a new plan to provide for additional common units for future grants to employees and consultants of the Partnership, the Company, the General Partner or their affiliates, and the members of our board of directors. A copy of the form of 2011 Incentive Plan is attached to this proxy statement as Exhibit A. The 2006 Plan will continue in effect and will not be affected by the 2011 Incentive Plan. Upon the adoption of the 2011 Incentive Plan, no new grants will be made under the 2006 Plan.

Your vote is very important. Whether or not you plan to attend the special meeting, we urge you to vote as soon as possible. You may sign, date and return the enclosed proxy card, or you may vote by using the telephone or internet voting procedures described on the proxy card. You will retain the right to revoke your proxy at any time before the vote, or to vote your units personally if you attend the special meeting. The form of proxy provides unitholders the opportunity to vote on the 2011 Incentive Plan Proposal.

The 2011 Incentive Plan Proposal will not be effective unless approved by the unitholders. A quorum of more than 50% of our outstanding units present in person or by proxy will permit us to conduct the proposed business at the special meeting. Our partnership agreement does not require that we present the 2011 Incentive Plan Proposal to our unitholders for approval. However, under the rules of the New York Stock Exchange, the 2011 Incentive Plan Proposal requires the approval of a majority of the votes cast by our unitholders, provided that the total votes cast on the proposal represents at least 50% of all units entitled to vote.

I urge you to review carefully the attached proxy statement, which contains a detailed description of the 2011 Incentive Plan Proposal to be voted upon at the special meeting.

Sincerely,

MICHAEL J. BRADLEY

President and Chief Executive Officer of

Regency GP LLC

on behalf of Regency Energy Partners LP

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

To Be Held On Friday, December 16, 2011

To our unitholders:

A special meeting of the holders of our common and Series A Preferred units (together, the “units”) will be held at 2001 Bryan Street, 30th Floor, Dallas, Texas 75201 on Friday, December 16, 2011, at 9:00 a.m. Dallas, Texas time. At the meeting, our unitholders will act on a proposal (the “2011 Incentive Plan Proposal”) to approve the terms of the Regency Energy Partners LP 2011 Long-Term Incentive Plan (the “2011 Incentive Plan”), which provides for awards of options to purchase our common units, awards of our restricted units, awards of our phantom units, awards of our common units, awards of distribution equivalent rights (or DERs) awards of common unit appreciation rights, and other unit-based awards to employees and consultants of the Partnership, Regency GP LLC (the “Company”), Regency GP LP (the “General Partner”), a subsidiary or their affiliates, and the members of our board of directors. A copy of the form of 2011 Incentive Plan is attached to this proxy statement as Exhibit A.

The form of proxy provides unitholders the opportunity to vote on the 2011 Incentive Plan Proposal. However, the 2011 Incentive Plan Proposal will not be effective unless approved by the unitholders. A quorum of more than 50% of our outstanding units present in person or by proxy will permit us to conduct the proposed business at the special meeting. Our partnership agreement does not require that we submit the 2011 Incentive Plan Proposal to unitholders for a vote. However, under the rules of the New York Stock Exchange (the “NYSE”), the 2011 Incentive Plan Proposal requires the approval of a majority of the votes cast by our unitholders, provided that the total votes cast on the proposal represent at least 50% of all units entitled to vote. We may adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the 2011 Incentive Plan Proposal.

We have set the close of business on November 7, 2011 as the record date for determining which unitholders are entitled to receive notice of and to vote at the special meeting and any postponements or adjournments thereof. A list of unitholders entitled to vote is on file at our principal offices, 2001 Bryan Street, Suite 3700, Dallas, Texas 75201, and will be available for inspection by any unitholder during the meeting.

Your Vote is Very Important. If you cannot attend the special meeting, you may vote by mailing the proxy card in the enclosed postage-prepaid envelope or you may vote using the telephone or internet voting procedures described on the proxy card. Any unitholder attending the meeting may vote in person, even though he or she already has returned a proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

OF REGENCY GP LLC,

the general partner of REGENCY GP LP,

the general partner of REGENCY ENERGY PARTNERS LP

PAUL M. JOLAS

Executive Vice President, Chief Legal Officer and Secretary of

Regency GP LLC

on behalf of Regency Energy Partners LP

Dallas, Texas

November 11, 2011

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED NOVEMBER 11, 2011. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SPECIAL

MEETING TO BE HELD ON FRIDAY, DECEMBER 16, 2011

The Notice of Special Meeting of Unitholders and the Proxy Statement for

the Special Meeting of Unitholders are available at http://www.regencygasservices.com.

REGENCY ENERGY PARTNERS LP

2001 Bryan Street

Dallas, Texas 75201

PROXY STATEMENT

SPECIAL MEETING OF UNITHOLDERS

December 16, 2011

This proxy statement contains information related to the special meeting of unitholders of Regency Energy Partners LP (the “Partnership”) and any postponements or adjournments thereof. This proxy statement and the accompanying form of proxy are first being mailed to our unitholders on or about November 11, 2011.

QUESTIONS AND ANSWERS

The following is qualified in its entirety by the more detailed information contained in or incorporated by reference in this proxy statement. Unitholders are urged to read carefully this proxy statement in its entirety. FOR ADDITIONAL COPIES OF THIS PROXY STATEMENT OR PROXY CARDS, OR IF YOU HAVE ANY QUESTIONS ABOUT THE SPECIAL MEETING, CONTACT INNISFREE M&A INCORPORATED AT 1-888-750-5834 OR 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022.

Q:	Who is soliciting my proxy?

A:	Regency GP LP, our general partner (the “General Partner”), is sending you this proxy statement in connection with its solicitation of proxies for use at our special meeting of unitholders. Certain directors, officers and employees of Regency GP LLC, the general partner of the General Partner, and Innisfree M&A Incorporated (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, internet, fax or in person.

Q:	How will my proxy be voted?

A:	Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote all executed proxy cards in accordance with the recommendations of the board of directors of our general partner (which we refer to as our board of directors), which is to vote FOR the proposal. With respect to any other matter that properly comes before the special meeting, the proxy holders will vote as recommended by the board of directors, or, if no recommendation is given, in their own discretion.

Q:	When and where is the special meeting?

A:	The special meeting will be held on Friday, December 16, 2011, at 9:00 a.m., Dallas, Texas time at 2001 Bryan Street, 30th Floor, Dallas, Texas 75201.

The special meeting may be adjourned to another date and/or place for any proper purposes (including, without limitation, for the purpose of soliciting additional proxies). However, our partnership agreement also provides that, in the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding units represented either in person or by proxy.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, our unitholders will act upon a proposal to approve the terms of the Regency Energy Partners LP 2011 Long-Term Incentive Plan (the “2011 Incentive Plan”), which provides for awards of options to purchase our common units, awards of our restricted units, awards of our phantom units, awards of our common units, awards of distribution equivalent rights (or DERs) awards of common unit appreciation rights, and other unit-based awards to employees and consultants of the Partnership, the Company, the General Partner, a subsidiary or their affiliates, and the members of our board of directors (the “2011 Incentive Plan Proposal”). A copy of the form of 2011 Incentive Plan is attached to this proxy statement as Exhibit A.

Q:	Who is entitled to vote at the special meeting?

A:

All unitholders who owned our units at the close of business on the record date, November 7, 2011, are entitled to receive notice of the special meeting and to vote the units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. Each unitholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Q:	How do I vote?

A:	Mail your completed, signed and dated proxy card, or vote by using the telephone or internet voting procedures described on the proxy card, as soon as possible so that your units may be represented at the special meeting. You may also attend the special meeting and vote your units in person. Holders whose common units are held in “street name” through brokers or other nominees who wish to vote at the special meeting will need to obtain a “legal” proxy from the institution that holds their common units. Even if you plan to attend the special meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card in advance of the special meeting.

Q:	If my units are held in “street name” by my broker, will my broker or other nominee vote my common units for me?

A:	If you own your common units in “street name” through a broker or nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to the proposal to be acted upon at the special meeting. Thus, if you do not give your broker or nominee specific instructions, your common units will not be voted on the proposal.

Q:	What do I do if I want to change my vote?

A:	To change your vote after you have submitted your proxy card, send in a later-dated, signed proxy card to us or attend the special meeting and vote in person. You may also revoke your proxy by sending in a notice of revocation to us at the address set forth in the notice. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy. If you have instructed your broker or other nominee to vote your common units, you must follow the procedure your broker or nominee provides to change those instructions.

Q:	What is the recommendation of the board of directors?

A:	The board of directors recommends that you vote FOR the 2011 Incentive Plan Proposal. In addition, on October 28, 2011, our board of directors, including each of our directors who meet the independence requirements of the New York Stock Exchange (the “NYSE”), unanimously approved the reservation and issuance from time to time of common units by us under the 2011 Incentive Plan Proposal.

Q:	What effect will the 2011 Incentive Plan Proposal have on the Regency GP LLC Long-Term Incentive Plan dated February 3, 2006 (the “2006 Plan”)?

A:	The 2006 Plan will continue in effect and will not be affected by the 2011 Incentive Plan. Upon the adoption of the 2011 Incentive Plan, no new grants will be made under the 2006 Plan. The 2006 Plan permits us to issue a maximum of 2,865,584 of our common units. From the inception of the 2006 Plan through September 30, 2011, we made awards of options and restricted and phantom units totaling 3,195,689, net of forfeitures. If common units in excess of the maximum number of common units authorized under the 2006 Plan should vest prior to the expiration of the 2006 Plan by its own terms in 2016, they will be settled in cash. Since we have made awards for all of the common units under our 2006 Plan, we are seeking approval of a new plan to provide for additional common units for future awards to employees and consultants of the Partnership, the General Partner, the Company, or their affiliates, and the members of our board of directors.

Q:	What constitutes a quorum?

A:	If more than 50% of our outstanding units on the record date are present in person or by proxy at the special meeting, such units will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your units will be counted as present at the special meeting if you:

•	are present and vote in person at the meeting; or

•	have submitted a properly executed proxy card.

Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding common units in “street name” indicating that the broker does not have discretionary authority as to certain common units to vote on the proposals (a “broker non-vote”), such common units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Q:	What vote is required to approve the proposal?

A:	Under the New York Stock Exchange Listed Company Manual (“NYSE Manual”), the 2011 Incentive Plan Proposal requires the approval of a majority of the votes cast by our unitholders, provided that the total votes cast on the proposal represent more than 50% of all units entitled to vote. Votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions in respect of the proposal, which is referred to the “NYSE Votes Cast,” must be greater than 50% of the total of our outstanding units. Once the NYSE Votes Cast requirement is satisfied, the number of votes cast “for” the 2011 Incentive Plan Proposal must represent a majority of the NYSE Votes Cast in respect of such proposal in order to be approved. Thus, broker non-votes can make it difficult to satisfy the NYSE Votes Cast requirement, and abstentions have the effect of a vote against the 2011 Incentive Plan Proposal.

The form of proxy provides unitholders the opportunity to vote on the 2011 Incentive Plan Proposal. However, the 2011 Incentive Plan Proposal will not be effective unless approved by the unitholders.

A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) FOR the 2011 Incentive Plan Proposal.

Q:	What are the federal income tax consequences of the 2011 Incentive Plan Proposal to unitholders?

A:	The following is a general summary of the federal income tax consequences of options, restricted units, phantom units, DERs, unit appreciation rights, unit awards and other unit-based awards granted under the 2011 Incentive Plan Proposal. This summary is not intended to be exhaustive. It is a general summary only and does not discuss the applicability of the income tax laws of any state or foreign country. Unitholders will not recognize any gain or loss for federal income tax purposes upon the effectiveness of the 2011 Incentive Plan Proposal.

Options granted under the 2011 Incentive Plan Proposal are non-statutory options under the Internal Revenue Code (the “Code”). There are no federal income tax consequences to participants or the Partnership upon the grant of an option under the 2011 Incentive Plan Proposal. Thereafter, upon the exercise of options, participants will generally recognize ordinary income in an amount equal to the excess of the fair market value of the common units at the time of exercise over the purchase price of the option.

The recipient of a restricted unit award will not recognize income at the time of the award, assuming the restrictions applicable to such award constitute a substantial risk of forfeiture for federal income tax purposes and the recipient does not make an election (an “83(b) election”) to include the value of the common units in his current income under Section 83(b) of the Code. If the recipient of a restricted unit award makes an 83(b) election, the recipient will recognize ordinary income equal to the fair market value of the common units on the date the award is granted and thereafter will be treated as a partner in the Partnership. If the recipient of a restricted unit award does not make an 83(b) election, then, when the applicable forfeiture restrictions lapse, the recipient will recognize ordinary income in an amount equal to the fair market value of the common units on the date the forfeiture restrictions lapse.

The recipient of a phantom unit award will not recognize income at the time of the award. Thereafter, when the applicable forfeiture restrictions lapse and the phantom unit award becomes vested, the recipient will recognize compensation taxable as ordinary income in an amount equal to the cash and/or the fair market value of the common units on the date the forfeiture restrictions lapse.

The recipient of a unit appreciation right award will not recognize income at the time of the award. Thereafter, upon the exercise of the unit appreciation right, the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying common units at the date of exercise over the purchase price for such unit appreciation right.

The recipient of a unit award will recognize income at the time of the award in an amount equal to the fair market value of the common units on the date of the award.

The recipient of any other unit-based award will not recognize income at the time of the award, but, upon the lapse of applicable forfeiture restrictions, will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the underlying common units on the date the forfeiture restrictions lapse over the purchase price for such other unit-based award, if any.

If the participant holds a phantom unit award with DERs payable prior to the participant becoming a partner, or holds unit distribution rights related to unvested restricted units, the participant will recognize compensation taxable as ordinary income when distribution equivalents (or unit distributions) are paid to the participant.

The Partnership generally will be entitled to a corresponding federal income tax deduction for amounts recognized as ordinary income by participants upon the settlement of awards granted under the 2011 Incentive Plan.

Since our Partnership is not a taxable entity, all reimbursements made by us to the Company with respect to awards under the 2011 Incentive Plan are treated as deductions that are allocated among the partners of our Partnership in accordance with our partnership agreement.

The awards granted under the 2011 Incentive Plan are generally intended to be exempt from Section 409A of the Code. Failure to comply with Section 409A of the Code, if applicable, could subject a participant to an additional 20% tax and interest.

Q:	Who can I contact for further information?

A:	If you have questions about the proposal, please contact our Investor Relations Department at (214) 840-5477 or ir@regencygas.com.

THE PARTNERSHIP

We are a growth-oriented publicly-traded Delaware limited partnership formed in 2005 engaged in the gathering, treating, processing, compression and transportation of natural gas and natural gas liquids. We focus on providing midstream services in some of the most prolific natural gas producing regions in the United States, including the Haynesville, Eagle Ford, Barnett, Fayetteville and Marcellus shales as well as the Permian Delaware basin. Our assets are primarily located in Louisiana, Texas, Arkansas, Pennsylvania, Mississippi, Alabama, California and the mid-continent region of the United States, which includes Kansas, Colorado and Oklahoma.

We are a limited partnership formed under the laws of the State of Delaware. Our common units are listed on the NYSE under the ticker symbol “RGP.” Our executive offices are located at 2001 Bryan Street, Suite 3700, Dallas, Texas, 75201. Our telephone number is (214) 750-1771. We maintain a website at www.regencygasservices.com that provides information about our business and operations.

As a limited partnership, we are managed by our general partner, Regency GP LP, which in turn is managed by its general partner, Regency GP LLC. Regency GP LLC is ultimately responsible for the business and operations of our general partner and conducts our business and operations, and the board of directors and officers of Regency GP LLC make decisions on our behalf.

THE 2011 INCENTIVE PLAN PROPOSAL

Adoption of the 2011 Incentive Plan

On October 28, 2011, our board of directors, subject to the approval of our unitholders as required under the NYSE’s rules, ratified and approved the 2011 Incentive Plan and authorized us to reserve and issue up to 3,000,000 common units under the 2011 Incentive Plan.

The 2006 Plan permits us to issue a maximum of 2,865,584 of our common units. From the inception of the 2006 Plan through September 30, 2011, we made awards of options and restricted and phantom units totaling 3,195,689, net of forfeitures. If common units in excess of the maximum number of common units authorized under the 2006 Plan should vest prior to the expiration of the 2006 Plan by its own terms in 2016, they will be settled in cash. Without the approval of the 2011 Incentive Plan, there would be no common units available for future awards to employees and consultants of the Partnership, the General Partner, the Company, a subsidiary or their affiliates, and the members of our board of directors. The 2006 Plan will continue in effect and will not be affected by the 2011 Incentive Plan. Upon the adoption of the 2011 Incentive Plan, no new awards will be made under the 2006 Plan.

Advantages of the 2011 Incentive Plan

The Company believes that the 2011 Incentive Plan is in the best interests of our Partnership and our unitholders and should be approved for the following reasons:

•

the adoption of the 2011 Incentive Plan will provide a means to assist the Company in retaining the services of employees and consultants of the Partnership, the Company, the General Partner, a subsidiary or their affiliates, and the members of our board of directors by providing incentive awards for such individuals to exert maximum efforts for our success;

•

the 2011 Incentive Plan is intended to provide a means whereby employees and consultants of the Partnership, the Company, the General Partner, a subsidiary or their affiliates, and the members of our board of directors may develop a sense of proprietorship and personal involvement in the development and financial success of our Partnership through awards of options to purchase common units, awards of restricted units, awards of phantom units, awards of units, awards of DERs, awards of unit appreciation rights and other unit-based awards; and

•

the 2011 Incentive Plan is intended to enhance the ability of the Partnership, the General Partner, the Company and their affiliates to attract and retain the services of key individuals who are essential for the growth and profitability of the Partnership.

Disadvantages of the 2011 Incentive Plan

Our unitholders will be subject to dilution if additional common units are issued pursuant to the 2011 Incentive Plan.

Description of the 2011 Incentive Plan

The following is a brief description of the principal features of the 2011 Incentive Plan. A copy of the 2011 Incentive Plan is attached to this proxy statement as Exhibit A, and you should refer to the 2011 Incentive Plan for details regarding the awards that may be made thereunder.

Restricted Units.  Restricted units are common units granted under the 2011 Incentive Plan that are subject to forfeiture provisions and restrictions on transferability during the restricted period established by the Compensation Committee of our board of directors (the “Compensation Committee”).

Phantom Units.  Phantom units are notional common units that can be granted under the 2011 Incentive Plan, which, upon vesting, would entitle the holders to receive common units or an amount of cash equal to the fair market value of such common units, as determined by the Compensation Committee in its discretion. Participants who receive phantom units under the 2011 Incentive Plan will not have voting rights or rights to receive distributions made by us until the phantom units become vested. However, as described below, a contingent right to receive an amount of cash equal to any cash distributions made on the underlying common units could also be granted in tandem with phantom units.

Common Unit Options.  Common unit options are rights to purchase common units at a specified price. Common unit options may have such terms and conditions as our Compensation Committee determines in accordance with the terms of the 2011 Incentive Plan. The exercise price of an option may not be less than the fair market value of a common unit on the day of the award. Options will become vested and exercisable over a period determined by our Compensation Committee.

Distribution Equivalent Rights.  DERs are contingent rights to receive an amount in cash, common units and/or phantom units equal to all or a portion of the distributions otherwise payable on common units during the period a phantom unit award is outstanding. DERs may be granted in tandem with a specific phantom unit award.

Unit Distribution Rights.  Unit distribution rights (or UDRs) are distributions made by the Partnership with respect to a restricted unit.

Unit Appreciation Rights.  Unit appreciation rights (or UARs) are contingent rights to receive the excess of the fair market value of a common unit on the vesting date over the grant price established for such unit appreciation right. Such excess may be paid in cash and/or in common units as determined by the Compensation Committee in its discretion.

Unit Awards.  Unit awards are common units granted under the 2011 Incentive Plan that are not subject to forfeiture provisions.

Other Unit-Based Awards.  Other unit-based awards are awards that can be granted under the 2011 Incentive Plan that are denominated or payable in, valued in or otherwise based on or related to our common units, in whole or in part and may include, without limitation, convertible or exchangeable securities. The Compensation Committee determines the terms and conditions of such other unit-based awards. Upon vesting, an other unit-based award may be paid in cash, common units (including restricted units) or any combination thereof as provided in the related award agreement.

Administration.  The 2011 Incentive Plan will be administered by the Compensation Committee (or another committee of our board of directors), whose significant powers include, but are not limited to, (i) designating participants in the plan; (ii) determining the type of award and the number of common units to be covered by any award; (iii) determining the terms and conditions, including vesting conditions, of any award; (iv) determining, whether, to what extent and under what circumstances participants may settle, exercise, cancel or forfeit any award; (v) interpreting and administering the 2011 Incentive Plan and any instrument or agreement relating to an award made thereunder; and (vi) establishing, amending, suspending or waiving such rules and regulations and appointing such agents as it shall deem appropriate for the proper administration of the 2011 Incentive Plan. Subject to applicable law and any other limitations as the Compensation Committee may impose, the Compensation Committee, in its sole discretion, may delegate its powers and duties under the 2011 Incentive Plan to the chief executive officer of the Company. Notwithstanding the foregoing, the chief executive officer may not grant awards to, or take any action with respect to any award previously granted to, a person who is an officer subject to Rule 16b-3 of the Securities Exchange Act of 1934, as amended or any member of our Board of Directors. Subject to adjustment as provided in the 2011 Incentive Plan, the number of common units that may be delivered to participants is 3,000,000. To the extent an award is forfeited or otherwise terminates or is cancelled without delivery of common units, the common units subject to such award shall again become available for awards under the 2011 Incentive Plan to the extent of the forfeiture, cancellation or termination. In addition, common units withheld or “netted” to satisfy tax withholding obligations will not be considered to have been delivered to participants and will again become available for awards. The common units to be delivered pursuant to an award under the 2011 Incentive Plan shall consist of common units newly issued by the Partnership, common units acquired in the open market, from our affiliates or from any other person, or any combination of the foregoing, as determined by the Compensation Committee in its discretion.

Eligibility.  Any member of our board of directors, employee or consultant of the Partnership, the General Partner, the Company, a subsidiary or any of their affiliates are eligible to be designated as a participant in the 2011 Incentive Plan by the Compensation Committee. Awards under the 2011 Incentive Plan may be granted alone or in addition to, in tandem with or in substitution for any other award under the 2011 Incentive Plan or awards under any other plan of the Partnership or any of its affiliates. Awards granted in addition to or in tandem with other option awards under the 2011 Incentive Plan or awards under any other plan of the Partnership or any of its affiliates may be granted either at the same time as or at a different time from the grant of such other awards.

Awards.  The exercise price per common unit purchasable under an option or subject to a UAR awarded to participants is determined by the Compensation Committee (at its discretion) at the date of the award and may be no less than the fair market value of the common units subject to the option award or UAR as of the date of the award. The Compensation Committee determines the exercise terms and the restricted period with respect to an option or UAR award, which may include, without limitation, a provision for accelerated vesting upon death or disability of the participant, the achievement of specified performance goals or such other events as the Compensation Committee may provide and the method or methods by which any payment of the exercise price with respect to an option may be made or deemed to have been made, which may include cash, withholding or “netting” units from the award or cashless-broker transactions or other acceptable forms of payment. Awards may be granted to participants under the 2011 Incentive Plan for such consideration, including services, as the Compensation Committee shall determine. In addition, to the extent provided by the Compensation Committee, any restricted unit award or phantom unit award may include a contingent right to receive an amount in cash equal to any cash distributions made by us with respect to the underlying common units during the period the award is outstanding. Notwithstanding anything in the plan or any award agreement to the contrary, the Compensation Committee may refuse to deliver common units pursuant to the exercise or vesting of an award for any period during which, in the good faith determination of the Compensation Committee, the Partnership is not reasonably able to obtain common units to deliver pursuant to such award without violating applicable law or NYSE rules. No common units may be delivered pursuant to the 2011 Incentive Plan until we have received full payment of any amount required to be paid pursuant to the 2011 Incentive Plan or pursuant to the award agreement.

The specific individuals who will be granted awards under the 2011 Incentive Plan and the type and amount of any such awards will be based on the discretion of the Compensation Committee, subject to annual limits on the maximum awards that may be awarded to any individual as described above. Accordingly, future awards to be received by or allocated to particular individuals under the 2011 Incentive Plan are not presently determinable.

Amendments.  The 2011 Incentive Plan may be amended or terminated at any time by our board of directors or the Compensation Committee without the consent of any participant or unitholder, including an amendment to increase the number of common units available for awards under the 2011 Incentive Plan; however, under NYSE rules, any material amendment, such as a change in the types of awards available under the plan or an increase in the number of units available under the 2011 Incentive Plan, would also require the approval of the unitholders.

Term.  The 2011 Incentive Plan will be effective on the date the unitholders approve the 2011 Incentive Plan and will continue until the 10-year anniversary thereof or, if earlier, at the time that all available common units under the 2011 Incentive Plan have been paid to participants or the time of termination of the plan by our board of directors.

Tax Effects of Awards Under the 2011 Incentive Plan

No federal income tax is imposed on the optionee upon the grant of an option to purchase common units under the 2011 Incentive Plan. Generally, upon the exercise of such option, the optionee generally will be treated as receiving ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the common units on the date of exercise over the option price paid for the common units. Upon the sale of the common units acquired by the exercise of an option, assuming the participant holds the common units as a capital asset, the participant generally will realize capital gain or loss, which may which may be short- or long-term capital gain or loss depending upon the length of time that the participant held the common units after exercising the option and before the sale of such common units. The participant’s adjusted tax basis in the common units will be the purchase price plus the amount of ordinary income recognized by the participant at the time of exercise of the option, adjusted for intervening partnership gains, losses and distributions.

The recipient of a restricted unit award will not recognize income at the time of the award, assuming the restrictions applicable to such award constitute a substantial risk of forfeiture for federal income tax purposes and the recipient does not make an 83(b) election. If the recipient of a restricted unit award makes an 83(b) Election, the recipient will recognize ordinary income equal to the fair market value of the common units on the date of the award. If the recipient does not make an 83(b) Election with respect to the restricted unit award, then, when the applicable forfeiture restrictions lapse with respect to the award, the recipient will recognize ordinary income in an amount equal to the fair market value of the common units on the date the forfeiture restrictions lapse. Upon the sale of the common units acquired by the settlement of a restricted unit award, assuming the participant holds the common units as a capital asset, the participant generally will realize capital gain or loss, which may which may be short- or long-term capital gain or loss depending upon the length of time that the participant held the common units after the settlement of the restricted unit award and before the sale of such common units. The participant’s adjusted tax basis in the common units will be the amount of ordinary income recognized by the participant at the time of settlement of the restricted unit award, adjusted for intervening partnership gains, losses and distributions.

The recipient of a phantom unit award will not recognize income at the time of the award, but, upon the lapse of the applicable forfeiture restrictions, will recognize ordinary income in an amount equal to the fair market value of the underlying common units on the date of payment of the vested phantom unit. In the event that a phantom unit award is settled in common units, then, upon the sale of such common units acquired by the settlement of a phantom unit award, assuming the participant holds the common units as a capital asset, the participant generally will realize capital gain or loss, which may which may be short- or long-term capital gain or loss depending upon the length of time that the participant held the common units after the settlement of the phantom unit award and before the sale of such common units. The participant’s adjusted tax basis in the common units will be the amount of ordinary income recognized by the participant at the time of payment of the vested phantom unit award, adjusted for intervening partnership gains, losses and distributions. The recipient of a DER granted in tandem with a phantom unit award is not taxed on receipt of the DER, but any payment made with respect to the DER will constitute ordinary income to the participant at the time the DER is paid to the participant.

The recipient of a unit appreciation right award will not recognize income at the time of the award, but, upon the exercise of the common unit appreciation right, will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the underlying common units at the date of exercise over the purchase price for such common unit appreciation right. In the event that a common unit appreciation right award is settled in common units, then, upon the sale of the common units acquired by the exercise of a common unit appreciation right award, assuming the participant holds the common units as a capital asset, the participant generally will realize capital gain or loss, which may which may be short- or long-term capital gain or loss depending upon the length of time that the participant held the common units after the settlement of the common unit appreciation right award and before the sale of such common units. The participant’s adjusted tax basis in the common units will be the purchase price plus the amount of ordinary income recognized by the participant at the time of exercise of the common unit appreciation right, adjusted for intervening partnership gains, losses and distributions.

The recipient of a unit award will recognize ordinary income at the time of the award in an amount equal to the fair market value of the common units on the date of such award. Upon the sale of the common units acquired by the grant of the common unit award, assuming the participant holds the common units as a capital asset, the participant generally will have capital gain or loss, which may which may be short- or long-term capital gain or loss depending upon the length of time during which the participant held the common units after receiving the common unit award and prior to the sale of such common units. The participant’s adjusted tax basis in the common units is the amount of ordinary income recognized by the participant at the date of grant, adjusted for intervening partnership gains, losses and distributions.

The recipient of any other unit-based award will not recognize income at the time of the award, but, upon the lapse of the applicable forfeiture restrictions, will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the underlying common units on the date the forfeiture restrictions lapse over the purchase price for such other unit-based award, if any. In the event that an other unit-based award is settled in common units, then, upon the sale of the common units acquired by the settlement of an other unit-based award, assuming the participant holds the common units as a capital asset, the participant generally will realize capital gain or loss, which may which may be short- or long-term capital gain or loss depending upon the length of time during which the participant held the common units after the settlement of the other unit-based award and prior to the sale of such common units. The participant’s adjusted tax basis in the common units will be the purchase price, if any, plus the amount of ordinary income recognized by the participant at the time of settlement of the other unit-based award, adjusted for intervening partnership gains, losses and distributions.

If the participant holds a phantom unit award with DERs payable prior to the participant becoming a partner, or holds unit distribution rights related to unvested restricted units, the participant will recognize compensation taxable as ordinary income when distribution equivalents (or unit distributions) are paid to the participant.

Since our Partnership is not a taxable entity, all direct payments made by us to participants and reimbursements made by us to the Company with respect to awards under the 2011 Incentive Plan are treated as deductions that are allocated among the partners of our Partnership in accordance with the partnership agreement.

Section 409A of the Internal Revenue Code.  Certain awards under the Long-Term Incentive Plan may be considered “non-qualified deferred compensation” for purposes of Section 409A of the Code, which imposes certain additional requirements regarding the payment of deferred compensation. Generally, if at any time during a taxable year a non-qualified deferred compensation plan fails to meet the requirements of Section 409A of the Code, or is not operated in accordance with those requirements, all amounts deferred under the non-qualified deferred compensation plan for the taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible as ordinary income of the participant for the taxable year to the extent such amounts are not subject to a substantial risk of forfeiture and not previously included as ordinary income. If a deferred amount is required to be included as ordinary income under Section 409A of the Code, the amount also may be subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible as ordinary income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional income tax is equal to 20% of the compensation required to be included in ordinary income.

New Plan Benefits

No common units have been issued through the date of this proxy statement under the 2011 Incentive Plan. The number of such common units to be issued under the 2011 Incentive Plan to the individuals or groups of individuals eligible to receive awards under the 2011 Incentive Plan, and the net values to be realized upon such issuances, are not determinable.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE

2011 INCENTIVE PLAN PROPOSAL

Employees and consultants of the Partnership, the Company, the General Partner, a subsidiary or any of their affiliates, and the members of our board of directors will be eligible to receive awards under the 2011 Incentive Plan if it is approved. Accordingly, the members of our board of directors and the executive officers of the Company have a substantial interest in the passage of the 2011 Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED UNITHOLDER MATTERS

The following table sets forth, as of October 26, 2011, the beneficial ownership of our units by:

•	each person who then beneficially owned five percent or more of our common units;
•	each member of the Board of Directors of Regency GP LLC;
•	each named executive officer of Regency GP LLC; and
•	all directors and executive officers of Regency GP LLC, as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities with respect to which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Name of Beneficial Owners	Business Address	Common Units	Percentage of Outstanding Common Units
Energy Transfer Equity, L.P., LE GP, LLC, Kelcy L. Warren (1)	3738 Oak Lawn Avenue, Dallas, Texas, 75219	26,266,791	16.7%
Regency LP Acquirer, L.P., General Electric Capital Corporation, General Electric Company (2)	800 Long Ridge Rd Stamford, CT 06927	13,168,735	8.4%
Kayne Anderson Capital Advisors, L.P. (3)	1800 Avenue of the Stars Second Floor Los Angeles, CA 90067	9,620,860	6.1%
Tortoise Capital Advisors, L.L.C. (4)	11550 Ash Street, Suite 300 Leawood, KS 66211	8,637,562	5.5%
Neuberger Berman Group LLC (5)	605 Third Avenue New York, NY 10158	8,507,898	5.4%
Michael J. Bradley	2001 Bryan Street, Suite 3700, Dallas, Texas 75201	25,000	*

Thomas E. Long	2001 Bryan Street, Suite 3700, Dallas, Texas 75201	7,700	*
A. Troy Sturrock	2001 Bryan Street, Suite 3700, Dallas, Texas 75201	15,342	*
Jim Holotik	2001 Bryan Street, Suite 3700, Dallas, Texas 75201	5,450	*
Paul M. Jolas	2001 Bryan Street, Suite 3700, Dallas, Texas 75201	24,385	*
James W. Bryant	2001 Bryan Street, Suite 3700, Dallas, Texas 75201	-	*
Rodney L. Gray	2001 Bryan Street, Suite 3700, Dallas, Texas 75201	5,000	*
John D. Harkey, Jr.	2001 Bryan Street, Suite 3700, Dallas, Texas 75201	-	*
John W. McReynolds	2001 Bryan Street, Suite 3700, Dallas, Texas 75201	-	*
All directors and executive officers as a group (9 persons)	-	82,877	0.1%
Total number of units as of October 26, 2011		157,343,942

(1)	Based solely on the Schedule 13D/A filed with the SEC on December 13, 2010, ETE, LE GP, LLC (“LE GP”) and Kelcy L. Warren are the beneficial owners of 26,266,791 common units. ETE, LE GP and Mr. Warren have the sole power to vote and dispose of 26,266,791 common units. Ray C. Davis, through his ownership interest in LE GP, may be deemed to also beneficially own the common units that are beneficially owned by ETE, LE GP and Mr. Warren to the extent of his interest in LE GP.

(2)	Based solely on the Schedule 13D/A filed with the SEC on June 30, 2011, GE, GECC and Regency LP Acquirer, L.P. (“LP Holdings”) are the beneficial owners of 13,168,735 common units. LP Holdings is the sole record owner of, and has the sole power to vote and dispose of, 13,168,735 common units. Neither GECC nor GE directly own any common units. GE and GECC may be deemed beneficial owners of, and may each be deemed to possess sole voting and dispositive powers with respect to, 13,168,735 common units due to their indirect ownership interests in LP Holdings.

(3)	Based solely on the Schedule 13G filed with the SEC on May 6, 2011.

(4)

Based solely on the Schedule 13G filed with the SEC on February 11, 2011, Tortoise Capital Advisors, L.L.C. (“TCA”) acts as an investment adviser to certain closed-end investment companies registered or regulated under the Investment Company Act of 1940. TCA, by virtue of investment advisory agreements with these investment companies, has all investment and voting power over securities owned of record by these investment companies. However, despite their delegation of investment and voting power to TCA, these investment companies may be deemed to be the beneficial owners under Rule 13d-3 of the Exchange Act of the securities they own of record because they have the right to acquire investment and voting power through termination of their investment advisory agreement with TCA. Thus, TCA has reported that it shares voting power and dispositive power over the securities owned of record by these investment companies. TCA also acts as an investment advisor to certain managed accounts. Under contractual agreements with individual account holders, TCA, with respect to the securities held in the managed accounts, shares investment and voting power with certain account holders, and has no voting power but shares investment power with certain other account holders. TCA may be deemed the beneficial owner of the securities under Rule 13d-3 of the Exchange Act. Of the 8,637,562 common units reported as beneficially owned by TCA, TCA has reported that it has shared voting power with respect to 8,073,510 of these common units and shared dispositive power with respect to all of these common units. None of these securities are owned of record by TCA, and TCA disclaims any beneficial interest in such securities. The source of the foregoing information is such Schedule 13G.

(5)	Based solely on the Schedule 13G/A filed with the SEC on February 14, 2011.

*	Less than 1.0%.

Our board of directors, or the Compensation Committee, in its discretion, may terminate, suspend or discontinue the 2011 Incentive Plan at any time with respect to any award that has not yet been granted. Our board of directors, or the Compensation Committee, also has the right to alter or amend the 2011 Incentive Plan or any part of the plan from time to time, including increasing the number of common units that may be awarded subject to unitholder approval as required by the exchange upon which the common units are listed at that time. However, no change in any outstanding award may be made that would materially impair the rights of an affected participant without the consent of that participant.

EXECUTIVE COMPENSATION

Overview of Our Executive Compensation Program

On May 26, 2010 (the “Change of Control Date”), a subsidiary of Energy Transfer Equity, L.P., a Delaware partnership (“ETE”), purchased our General Partner (the “Change of Control”). As a result of this transaction, control of the Partnership was transferred from General Electric Energy Financial Services (“GE EFS”) to ETE. The Change of Control led to changes in the composition of our Board of Directors and of our management team. Concurrently with the consummation of the transaction, five members of the Board of Directors of our General Partner (James F. Burgoyne, Daniel R. Castagnola, Paul J. Halas, Mark T. Mellana and Brian P. Ward), all of whom were designees of GE EFS, resigned as directors of our General Partner, and ETE appointed two other individuals (John W. McReynolds and John D. Harkey, Jr.) to our General Partner’s Board. Certain other senior leaders, including our Chief Executive Officer, our Chief Financial Officer and certain other executive officers, resigned during the remaining portion of 2010.

This Compensation Discussion and Analysis describes the compensation policies and decisions of our Compensation Committee (the “Compensation Committee”) with respect to our executive officers, including the following individuals who are referred to as the “Named Executive Officers,” or “NEOs”:

•	Michael J. Bradley, President and Chief Executive Officer;

•	Byron R. Kelley, former Chairman of the Board, President and Chief Executive Officer;

•	Thomas E. Long, Executive Vice President and Chief Financial Officer;

•	A. Troy Sturrock, Vice President, Controller, Principal Accounting Officer and former interim Principal Financial Officer;

•	Stephen L. Arata, former Executive Vice President and Chief Financial Officer;

•	Paul M. Jolas, Executive Vice President, Chief Legal Officer and Secretary;

•	Dennie W. Dixon, former Senior Vice President, Operations for Gathering and Processing and Transportation Segments (who resigned effective January 10, 2011);

•	David G. Marrs, former President of Contract Compression Segment; and

•	L. Patrick Giroir, former Executive Vice President and Chief Commercial Officer of Gathering and Processing and Transportation Segments.

As further described below, our philosophy regarding the overall objectives of our compensation programs remains unchanged following the Change of Control. Our compensation program is designed to recruit and retain individuals with the highest capacity to develop and grow our business, and to align their compensation with the short and long-term goals of our business. To accomplish these objectives, our compensation program consists of the following components: (a) base salary, designed to compensate employees for work performed during the fiscal year; (b) short-term incentive compensation, designed to reward employees for the Partnership’s yearly performance and for individual performance goals achieved during the fiscal year; and (c) long-term incentive compensation in the form of equity awards, meant to align our NEOs’ interests with the Partnership’s long-term performance.

While our compensation philosophy remains unchanged, we did modify our equity awards program in connection with the Change of Control. Specifically, we changed the timing of our annual grant of equity awards as well as the type of equity awards we grant to our executive officers in order to better align our equity award program with that of Energy Transfer Partners, L.P. (“ETP”), a master limited partnership whose ultimate owner is ETE. We do not anticipate changes to other components of our compensation program at this time. However, if the Compensation Committee makes any material changes to the compensation program, those changes will be disclosed on a Form 8-K.

Role of the Compensation Committee and Management

The General Partner is responsible for the management of the Partnership. The Compensation Committee is appointed by the Board of Directors of the General Partner to discharge the Board’s responsibilities relating to compensation of the Partnership’s executive officers. The Compensation Committee is directly responsible for the General Partner’s incentive compensation programs, which include programs that are designed specifically for our senior officers, including our Named Executive Officers.

The Compensation Committee is charged, among other things, with the responsibility of reviewing the executive officer compensation policies and practices to ensure (a) adherence to our compensation philosophy and (b) that the total compensation paid to our executive officers is fair, reasonable and competitive. The Compensation Committee meets at least twice yearly, with one of its meetings focused on a review of compensation programs for executive officers. Following this annual review, the Compensation Committee makes recommendations to the Board for its approval.

During the first quarter of each fiscal year, our Board, based on information and recommendations provided by senior management, approves corporate objectives for the Partnership, including a budget, for the year. These corporate objectives may differ from, and may exceed, the projections of anticipated performance of the Partnership that we provide to the investing public from time to time. The Board also at this time determines the aggregate amount of the payout under the annual incentive bonus pool for executive officers and employees for the preceding year.

Also during the first quarter of each year, the Compensation Committee meets to (a) assess the performance of the CEO and other senior officers with respect to the Partnership’s results for the preceding year, (b) review and assess the personal performance objectives of the senior officers for the preceding year, if any, and (c) determine the portion of the approved bonus pool to be paid to the executive officers. Our CEO participates in the process of allocating the Partnership bonus pool among different business groups and makes recommendations to the Compensation Committee regarding the amount of bonuses and other compensation that should be paid to other members of senior management, including the other executive officers.

In addition, the Compensation Committee, at these meetings and after taking into account both the advice of outside consultants and recommendations of senior management, considers base salary levels, target bonus levels and awards to be made under the 2006 Incentive Plan for ensuing fiscal years for our executive officers. Effective as of the Change of Control Date, the Compensation Committee determined that it would consider whether to grant equity awards in December, rather than in the first quarter of the year, to better align our equity grant program with that of ETP.

Compensation Philosophy and Objectives

The principal objective of our compensation program is to attract and retain, as executive officers and employees, individuals of demonstrated competence, experience and leadership in our industry and in those professions and with those skills required by our business and operations who share our business aspirations, values, ethics and culture.

In establishing our compensation programs, we consider the following compensation objectives:

•	to create unitholder value through generation of sustainable earnings and cash available for distribution;

•	to reward participants for value creation commensurate with industry standards and the pay practices of our competitors;

•	to provide a significant percentage of total compensation that is “at-risk” or variable;

•	to encourage significant equity ownership to align the interests of executive officers and key employees with those of unitholders;

•	to provide competitive, performance-based compensation programs that allow us to attract and retain superior talent; and

•	to develop a strong linkage between business performance, safety, environmental stewardship, cooperation among business units and employee pay.

We also strive to achieve a fair balance between the compensation rewards that we perceive as necessary to remain competitive in the marketplace and fundamental fairness to our unitholders, taking into account the return on their investment.

In measuring the contributions of our executive officers and our performance, the Compensation Committee considers the following financial and operating measures:

•

Adjusted EBITDA, which is defined in “Item 6. Selected Financial Data” as further adjusted and described under “—Compensation Components and Analysis—Annual Incentive Bonuses” of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 18, 2011 (the “Annual Report”);

•	the amount of distributions paid with respect to all of our outstanding common units;

•	our ability to control and manage general and administrative expenses and operations and maintenance expenses;

•	the total reportable incident rate, which is a measure of the number of injury accidents involving employees over the calendar year; and

•	the number of preventable vehicle accidents.

The Compensation Committee elected to utilize these measures for gauging the performance of the Partnership in 2010 as a means of incentivizing executives to meet our financial goals, to deliver growth in unitholder value and to ensure the safety of our employees, the environment, and the communities in which we operate.

Market Analysis

In 2010, to ensure that our compensation practices were competitive, the Compensation Committee retained BDO Seidman, LLP (“BDO”), to provide a total compensation analysis for our executive officers and certain key employees. The Compensation Committee selected a peer group that includes the 20 publicly-traded limited partnerships listed below, which are in the midstream market segment of the oil and gas industry. In selecting this peer group, we considered those of our competitors that are of a size similar to our own, measured by market capitalization. Our market capitalization falls in the median range of the peer group, which consists of the following companies:

Atlas Pipeline Partners, L.P.	Holly Energy Partners, L.P.
Boardwalk Pipeline Partners, LP	Magellan Midstream Partners, L.P.
Buckeye Partners, L.P.	MarkWest Energy Partners, L.P.
Copano Energy, L.L.C.	Martin Midstream Partners L.P.
Crosstex Energy, L.P.	Nustar Energy L.P.
DCP Midstream Partners, LP	Plains All American Pipeline, L.P.
Eagle Rock Energy Partners, L.P.	Quicksilver Gas Services LP
Energy Transfer Partners, L.P.	Sunoco Logistics Partners L.P.
Enterprise Products Partners L.P.	Targa Resources Partners LP
Hiland Partners, LP	Teppco Partners, L.P.

In addition to our peer group, the Compensation Committee relies on the expertise of BDO in order to obtain a more complete picture of the overall compensation environment. BDO provides us with market data and analysis regarding board and executive compensation, based on proprietary surveys of companies in our industry. Where possible, BDO provides us with information regarding the pay practices of similarly-sized master limited partnerships, but supplements the data with information from the broader market where necessary. The data is proprietary and is provided to us in summary fashion.

When considering the data, the Compensation Committee generally seeks to position the total compensation of our Named Executive Officers at the median range by reference to persons with similar duties at our peer group companies. The Compensation Committee also seeks to reward our executive officers when we achieve our stretch performance goals by providing compensation that is in the upper quartile of our peer group. However, actual compensation decisions for individual officers are the result of the Compensation Committee’s subjective analysis of a number of factors, including the individual officer’s performance, experience, skills or tenure with us, changes to the individual’s position and trends in compensation practices within our peer group or industry. Each executive’s current and prior compensation is considered in setting future compensation. The amount of each executive’s current compensation is considered as a base against which the Compensation Committee makes determinations as to whether adjustments are necessary to retain the executive in light of competition and in order to provide continuing performance incentives. Thus, the Compensation Committee’s determinations regarding compensation are the result of the exercise of judgment based on all reasonably available information and, to that extent, are discretionary. The Compensation Committee may use its discretion to adjust any of the components of compensation to achieve our goal of recruiting, promoting and retaining individuals with the skills necessary to execute our business strategy and develop and grow our business.

Elements of Compensation Programs

Overall, the executive compensation programs are designed to be consistent with the philosophy and objectives set forth above. The principal elements of our executive compensation programs are summarized in the table below, followed by a more detailed discussion of each compensation element.

Element	Characteristics	Purpose

Base salary	Fixed annual cash compensation; executive officers are eligible for periodic increases in base salary based on individual performance; targeted to approximate the 50th percentile in pay level of our peer group.	Keep our annual compensation competitive with the defined market for skills and experience necessary to execute our business.

Annual incentive bonus	Performance-based annual cash incentive earned based on achievement of corporate objectives and individual objectives, if any, against target performance levels; awards are targeted to range between the 50th and the 75th percentile of our peer group.	Align performance to the corporate objectives that drive our business and reward executive officers for achievement of both corporate and individual performance objectives. Amounts earned for achievement of target performance levels are designed to provide competitive total cash compensation; potential for lesser or greater amounts are intended to motivate executives to achieve or exceed our financial and operational goals.

Equity based awards (phantom units)	Awards of phantom units are based on personal and corporate performance. Effective as of the Change of Control Date, forfeiture restrictions on phantom units will lapse according to the passage of time. In general, units with time-based restrictions vest as to 1/5 of the award on each of the first five anniversaries of the award date. DERs accompany equity grants. The recipient has a right to distributions based on the entire unit award, rather than just the portion that has vested. Equity awards granted in prior years (and those granted in May 2010) consisted of phantom units that were subject to different vesting provisions, both as to the phantom unit and as to any distributions related to an accompanying DER, as discussed more fully below.	Align the interest of executive officers with unitholders; motivate and reward executive officers to increase unitholder value over the long term. The vesting schedule facilitates retention of executive officers.

Retirement savings plan	Tax-deferred 401(k) plan in which all employees can choose to defer compensation for retirement up to IRS imposed limits ($16,500 for 2010). In 2010, we matched a participant’s contributions to the 401(k) plan, up to six percent of eligible compensation, but not greater than $16,500. Effective January 1, 2011, we match participant’s contributions up to five percent of eligible compensation, and matching contributions vest immediately.	Provide the opportunity and incentivize employees to save for their future retirement.

Health and welfare benefits	Health and welfare benefits (medical, dental, vision, disability insurance and life insurance) are available for all regular full-time employees.	Provide benefits to meet the health and wellness needs of employees and their families.

Compensation Components and Analysis

Base Salary

Design.  Base salaries are generally targeted at the market median of our peer group of companies, although each executive officer may have a base salary above or below the median of the market. Actual individual salary amounts are not objectively determined, but instead reflect the Compensation Committee’s subjective analysis of a number of factors, including the individual officer’s experience, skills or tenure with the Partnership, changes to the individual’s position within the Partnership, or trends in compensation practices within our peer group or industry. In addition, the Compensation Committee also carefully considered the input and recommendations of the CEO when evaluating factors relative to the other executive officers, or, in the case of the CEO, the Compensation Committee considered the input and recommendations of the chairman of the Compensation Committee.

2010 Fiscal Year Results.  The following table shows the base salaries of our Named Executive Officers and the percentage increases that the 2010 base salary represents over the prior year’s base salary, where applicable.

Named Executive Officer	2010 Salary	Percentage Increase Over Prior Year
Michael J. Bradley	$575,000	N/A
Byron R. Kelley	$504,000	3%
Thomas E. Long	$300,000	N/A
A. Troy Sturrock	$182,500	7%
Stephen L. Arata	$283,300	N/A
Paul M. Jolas	$360,000	20%
Dennie W. Dixon	$215,300	N/A
David G. Marrs	$300,000	N/A
L. Patrick Giroir	$236,500	N/A

The Board approved a three percent salary increase for Mr. Kelley on October 19, 2010, which was effective as of July 5, 2010 and consistent with the increases generally made to base salaries of full-time employees who are not officers. Mr. Sturrock’s base salary increase, which was effective on July 5, was a result of his promotion to a new position. Following the acquisition of our General Partner by Energy Transfer Equity, L.P., Mr. Jolas received a 20 percent increase in his base salary in recognition of his performance and his contributions in connection with the transaction. The Board did not consider increasing salaries for Messrs. Arata, Dixon, Marrs and Giroir because of their tendered or expected resignations.

While our stated goal is to approximate the base salaries of the 50th percentile of our peer group of companies, we believe that it is important, in some cases, to deviate from this goal in order to attract the best talent for critical positions within the Partnership. The base salaries of Messrs. Long, Sturrock, Arata, Dixon and Marrs approximate the 50th percentile of salaries of individuals in comparable positions at our peer group of companies. Mr. Giroir had been recently promoted to his current position, and as a result, his base salary fell below the 50th percentile of similarly situated officers, who in many cases have longer tenure in their roles. Base salary compensation for Messrs. Bradley and Kelley exceed the salaries of chief executive officers at the 75th percentile of our peer group of companies as a result of salary negotiations in a competitive environment. Mr. Jolas’ salary exceeds the salaries of officers holding a similar position at the 75th percentile of our peer group of companies, which reflects Mr. Jolas’ performance, contribution to our performance, and the decision to seek to retain Mr. Jolas following the acquisition of our General Partner.

Changes for Fiscal Year 2011.  As of the date of our Annual Report, the Compensation Committee had not approved any changes to the base salaries for fiscal year 2011.

Guaranteed Minimum Bonus

In connection with the negotiation of employment terms with Messrs. Bradley and Long, we agreed to pay them guaranteed minimum bonuses for fiscal year 2011. We believe it was important to provide this one-time element of compensation in light of the highly competitive employment environment and in order to recruit these individuals to our company. The amounts of the guaranteed bonuses are substantially the same as the amounts that each of Messrs. Bradley and Long would otherwise be entitled to receive under our annual incentive bonus program if target performance is achie ved. However, these guaranteed amounts will be paid regardless of whether the company or the executive meet their respective 2011 performance goals. Mr. Bradley’s minimum bonus will be $500,000. Mr. Long’s minimum bonus will be $250,000. Bonuses for fiscal year 2011 are anticipated to be paid in February or March 2012.

Annual Incentive Bonuses

Design.  Annual incentive bonuses are targeted to range between the 50th and 75th percentile of our peer group of companies. As reflected in the table below titled “NEO Target Bonus Opportunity,” if target goals are achieved, the Named Executive Officers are eligible to receive an annual bonus opportunity ranging from 40 percent to 100 percent of base salary. To arrive at a payout amount for a particular NEO, the Compensation Committee first determines the amount of funding of the Partnership’s bonus pool, which is funded based on the achievement of certain Partnership performance goals, discussed below. In May 2010, the Compensation Committee budgeted a total target bonus pool of $12.3 million, which was based on the sum of each employee’s target bonus opportunity, expressed as a percentage of each employee’s wages. For 2010, whether the Partnership funded the total amount of the target bonus pool depended on Partnership performance related to the following corporate performance measures:

•	Adjusted EBITDA, which is defined in “Item 6. Selected Financial Data” as further adjusted and described under “—Compensation Components and Analysis—Annual Incentive Bonuses” of our Annual Report;

•	the amount of distributions paid with respect to all of our outstanding common units;

•	our ability to control and manage general and administrative expenses and operations and maintenance expenses;

•	the total reportable incident rate, which is a measure of the number of injury accidents involving employees over the calendar year; and

•	the number of preventable vehicle accidents.

Each of these performance metrics is weighted and is subject to a “threshold,” “target” and “stretch” performance goal. The table below shows the weighting assigned to each performance metric and describes the amount of the bonus pool that will accrue if the performance metric indicated is achieved. The annual incentive bonus pool is prorated if actual performance falls between the defined threshold and stretch corporate performance targets. For 2010, the corporate performance targets were:

				Percentage Accrual of Pool
Performance Metric	Threshold	Target	Stretch	Threshold	Target	Stretch
Adjusted EBITDA (millions)	$244.1	$265	$277.6	25%	60%	100%
Per Common Unit Cash Distributions	$1.68	$1.78	$1.80	12.5%	25%	37.5%
Cash Management (G&A and O&M) (millions)	$190.1	$181.1	$166.6	7.5%	15%	26.5%
Total Reportable Incident Rate	2.96	2.08	1.64	2.5%	5%	7.5%
Preventable Vehicle Accidents	13	11	8	2.5%	5%	7.5%

Total Bonus Pool Accrual				50%	110%	179%

The Compensation Committee has the discretion to apply a zero to two times multiplier to the amount of the final bonus pool, such that the amount of the bonus pool may range from no bonus up to approximately 358 percent of the bonus pool accrual. This discretionary multiplier allows the Compensation Committee to either reward extraordinary corporate performance or reduce the bonus pool accrual in response to current business conditions or other factors.

Once the Compensation Committee decides the funding of the Partnership-wide bonus pool based on the Partnership’s achievement of corporate performance goals, the bonus pool is allocated among different business groups according to each group’s achievement of group-specific performance targets. In 2010, our NEOs were members of the Corporate group. The Compensation Committee set business group-specific performance targets, the achievement of which determines the actual amount of the bonus pool available for distribution to the individuals in that group.

For 2010, the Corporate group’s bonus pool accrued on the same basis as the company-wide bonus pool, but the pool’s size was tied to the wages of each employee in the Corporate group. The Compensation Committee budgeted a target bonus pool of $2,203,000 for the Corporate group, which represents the sum of the target bonus opportunity for each employee in the individual group, determined as a percentage of each employee’s wages. The CEO has discretion to allocate between 10 and 20 percent of the Partnership’s bonus pool among the different business groups, as a means of recognizing significant achievement during the year.

Once the Compensation Committee and the CEO have allocated the bonus pool among the individual business groups, the CEO makes bonus recommendations to the Compensation Committee for each NEO, excluding himself, based on each NEO’s personal performance during the year. The Compensation Committee’s evaluation of individual performance takes into account a range of factors that may vary for individual officers, and may include effective leadership, teamwork, customer focus, safety, environmental stewardship, the development of individuals responsible to the applicable officer, and the officer’s role within the Partnership. Any amounts awarded are subject to the Compensation Committee’s discretion.

The following table describes each Named Executive Officer’s target bonus opportunity, calculated as a percentage of base salary, and the percentage of base salary that the actual award earned for fiscal year 2010 represented. Messrs. Bradley and Long, who joined our company in late 2010, were ineligible to participate in our 2010 annual incentive bonus program.

NEO Target Bonus Opportunity

Named Executive Officer	Target Performance	Annual Incentive Bonus Award as a % of Salary
Michael J. Bradley	N/A	N/A
Byron R. Kelley	100%	170%
Thomas E. Long	N/A	N/A
A. Troy Sturrock	40%	52%
Stephen L. Arata	75%	N/A
Paul M. Jolas	75%	87%
Dennie W. Dixon	75%	75%
David G. Marrs	90%	31%
L. Patrick Giroir	75%	N/A

Fiscal Year 2010 Results.  In assessing the Partnership’s performance with respect to its stated corporate performance goals, the Compensation Committee determined it was appropriate to consider the impact of the Change of Control as well the sale of our east Texas assets. Specifically, the Compensation Committee approved the modification of the definition of Adjusted EBITDA (solely for purposes of determining the Annual Incentive Bonus) to (i) present Adjusted EBITDA on a pre-bonus expense basis, (ii) exclude the impact of our acquisition of a 49.9 percent interest in Midcontinent Express Pipeline LLC, (iii) exclude the impact of our east Texas operations and (iv) exclude the amount of the fees paid to ETE pursuant to the services agreement. The adjustments in (i), (iii) and (iv) were also applied to the calculation of our 2010 results for the Cash Management performance metric. Accordingly, the following table shows the Partnership’s 2010 performance results as determined by the Compensation Committee for purposes of determining the Annual Incentive Bonus:

Performance Metric	Financial Results
Adjusted EBITDA, as further adjusted	$278,942,000
Per Common Unit Cash Distributions	$1.78
Adjusted Cash Management (G&A and O&M)	$147,228,000
Total Reportable Incident Rate	1.22
Preventable Vehicle Accidents	5

In light of the adjustments above, the Compensation Committee also determined it was appropriate to modify the threshold, target and stretch performance goals for Adjusted EBITDA, as further adjusted and Adjusted Cash Management, both as described in the immediately preceding paragraph. In addition, the Compensation Committee determined that it was appropriate to exclude non-cash LTIP expense from the budgeted goals because it is no longer reported within Adjusted EBITDA. The modified performance goals are reflected in the following table:

				Percentage Accrual of Pool
Performance Metric	Threshold	Target	Stretch	Threshold	Target	Stretch
Adjusted EBITDA, as further adjusted (millions)	$256.4	$269.9	$291.4	25%	60%	100%
Adjusted Cash Management (G&A and O&M) (millions)	$159.9	$152.3	$140.1	7.5%	15%	26.5%

With respect to Per Common Unit Cash Distributions, we achieved the target performance goal. With respect to Total Reportable Incident Rate and Preventable Vehicle Accidents, we achieved the stretch performance goal. We exceeded our target goals in each of the performance metrics listed in the table immediately preceding this paragraph. Collectively, these achievements resulted in the bonus pool accruing at 136%.

While the Compensation Committee has the discretion to make subjective adjustments based on a range of individual performance factors that may vary for each NEO, the Compensation Committee did not exercise this discretion in 2010. Instead, as further described below, the Compensation Committee awarded annual incentive bonuses based upon the 2010 corporate performance measures in the following amounts:

Named Executive Officer	2010 Annual Incentive Bonus Award ($)
Michael J. Bradley	N/A
Byron R. Kelley	856,800
Thomas E. Long	N/A
A. Troy Sturrock	95,514
Stephen L. Arata	—
Paul M. Jolas	313,449
Dennie W. Dixon	161,475
David G. Marrs	95,000
L. Patrick Giroir	—

Messrs. Bradley and Long, who commenced employment with us in late 2010, were ineligible to participate in our 2010 incentive bonus program.

Under the terms of Mr. Kelley’s employment agreement, if company target goals are achieved, he is eligible to receive an annual bonus award equal to 100 percent of his base salary. In November 2010, in connection with Mr. Kelley’s resignation, the Compensation Committee evaluated the Partnership’s annualized performance and determined that stretch targets had been achieved. Based on the Partnership’s achievement of its stretch performance objectives and in consideration of Mr. Kelley’s execution of a consulting agreement with the Partnership, the Compensation Committee determined it was appropriate to apply a 1.7x multiplier to Mr. Kelley’s bonus target.

The amounts awarded to Messrs. Jolas and Sturrock were based on the Partnership’s performance as compared against the 2010 performance goals described above.

The amount awarded to Mr. Marrs was based on the terms of his separation agreement.

Under the terms of his severance agreement, Mr. Dixon received his target bonus amount of $161,475. In light of their respective resignations, Messrs. Arata and Giroir were not entitled to receive bonus awards.

Changes for Fiscal Year 2011.  As of the date of our Annual Report, the Compensation Committee had not approved any changes to the annual incentive compensation program for fiscal year 2011.

Equity-Based Awards

Design.  Our equity awards are granted under our 2006 Plan, which provides a source of equity to attract new members to our management team to incentivize key employees. We believe the 2006 Plan promotes a long-term focus on our results and aligns employee and unitholder interests.

Historically, equity awards granted under our 2006 Plan have been targeted at market median levels, consistent with our practice of keeping total compensation to our employees at market median levels. Since 2009, it has been our practice to grant equity awards in the form of phantom units, which are subject to certain vesting restrictions. The vesting restrictions on our phantom units have lapsed based either on the passage of time, with vesting dependent on continued employment as of each applicable vesting date, or on the achievement of certain market-based performance metrics related to “Total Unitholder Return” (“TUR”). In 2009 and in May 2010, 40 percent of phantom units granted were subject to time-based vesting restrictions and 60 percent were subject to performance-based vesting restrictions. Time-based restrictions typically lapse as to one-third of any unit award on each of the first three anniversaries of the date of grant. TUR is determined through a formula that measures the price per unit plus the cash distributions per unit at the end of a specified period, divided by the price per unit at the beginning of that specified period. The units subject to vesting restrictions related to TUR vest at the end of a three-year period based on our performance compared against a group of our peer companies. In addition, phantom units have traditionally been granted with tandem DERs, which entitle the grantee to a cash distribution with respect to a unit while such phantom unit is outstanding.

Historically, the Compensation Committee has granted phantom awards to our NEOs in the first or second quarter of the year as consideration for prior year performance. In 2010, considering the pending Change of Control, the Compensation Committee elected to grant phantom unit awards to the NEOs on May 7, 2010 to incentivize their continued performance. Accordingly, the vesting provisions of these phantom unit awards did not accelerate when the change of control transaction occurred shortly after the May 7 grant. The number of units awarded to each NEO on May 7 was at the market median level of awards made by our peer group of companies to officers in similar roles. In an effort to further our retention efforts, the tandem DERs associated with the May 2010 grants accumulate and will only pay out as the underlying phantom unit vests.

Following the Change of Control, we significantly modified our equity award program. Our primary objective was to align the features of our equity award program with those of ETP’s equity award program. ETP grants equity awards that are subject only to time-based vesting requirements, which it believes is more generally prevalent with the companies in the energy industry with which it competes for talented employees. ETP also grants annual equity awards in December as consideration for current year performance. Accordingly, in December 2010, we granted phantom unit awards that vest over a five-year period at 20 percent per year, subject to continued employment through each specified vesting date. In determining the size of the December 2010 equity awards, the Compensation Committee approved grants equal in value to a designated percentage of the officer’s salary. The designated percentage was determined by the Compensation Committee’s review of the prior three-year average size of equity awards as a percentage of base salary for officers holding similar positions at ETP. Finally, consistent with ETP’s practice, the tandem DERs associated with the December 2010 grants will be paid out on a current basis at the same time that any distributions are made to our unitholders generally.

2010 Fiscal Year Results.  For 2010, the Compensation Committee made the following phantom unit awards to NEOs, each of which includes a tandem DER grant:

Named Executive Officer	Total Number of Units Awarded
Michael J. Bradley	100,000
Byron R. Kelley	73,000
Thomas E. Long	38,500
A. Troy Sturrock	13,500
Stephen L. Arata	14,000
Paul M. Jolas	40,500
Dennie W. Dixon	7,000
David G. Marrs	14,500
L. Patrick Giroir	13,500

Messrs. Bradley and Long received an initial grant of 50,000 units and 15,000 units, respectively, in connection with our employment of them and our desire to encourage equity ownership by our executive officers.

Each of Messrs. Bradley, Long, Sturrock and Jolas received December equity awards the size of which, as described above, was consistent on a percentage basis with equity awards granted by ETP to executive officers holding similar positions at ETP.

Mr. Kelley received 40,000 units in May 2010, which was at the market median of awards made to executive officers at our peer group of companies. He received an additional grant of 33,000 in consideration of his entering into a consulting arrangement with the Partnership. The grant of units to Messrs. Arata, Dixon, Marrs and Giroir in May 2010 were also at the market median of awards made to officers holding similar positions at our peer group of companies. Pursuant to the terms of his employment agreement, Mr. Marrs is entitled to a pro-rata portion of the 8,700 phantom units subject to performance-based vesting restrictions that were granted to him on May 7, 2010, based upon his continued employment with the Partnership for approximately 30 days after the date of grant. These 267 phantom units will vest on March 15, 2013 based upon the achievement of certain metrics related to TUR. The units granted to Messrs. Arata and Giroir were forfeited upon their resignations.

Changes for Fiscal Year 2011.  As of the date of our Annual Report, the Compensation Committee had not approved any changes to the LTIP program, other than the changes made in connection with the Change of Control, as discussed above.

Deferred Compensation

Among our peer group of companies, tax-deferred 401(k) plans are a common way that companies assist employees in preparing for retirement. We provide our eligible officers and employees with an opportunity to participate in our tax-deferred 401(k) savings plan. The plan allows executive officers to defer compensation for retirement up to the IRS imposed limits of $16,500 for 2010. In 2010, the Partnership matched dollar for dollar up to 6 percent of eligible compensation, and the matching contribution vested ratably over three years. Effective January 1, 2011, our 401(k) plan merged with and into that of ETP. As a result of the merger, Partnership contributions that had not yet fully vested became fully vested, effective immediately. For 2011, we will match contributions up to 5 percent of eligible compensation, with immediate vesting. Decisions regarding this element of compensation do not impact any other element of compensation.

In addition, beginning in 2011, employees earning more than $125,000 may participate in a Deferred Compensation Plan. The Deferred Compensation Plan is designed to provide employees with the ability to enhance savings and retirement accumulation on a tax-advantaged basis, beyond the limits of traditional qualified retirement plans. Eligible employees can defer up to 50 percent of each of base compensation, quarterly unit distributions, and annual incentive bonus on a pre-tax basis.

Perquisites

Perquisites are not a significant factor in our compensation structure. During salary negotiations, the Partnership agreed to reimburse Messrs. Bradley and Long for temporary living expenses associated with commuting to Dallas, and certain moving expenses in connection with relocation to Dallas. The Partnership had previously agreed to provide Messrs. Kelley and Giroir with a housing allowance of $4,500 per month and $3,333 per month, respectively. Mr. Kelley’s housing allowance ended in December 2010. Mr. Giroir’s housing allowance ended in May 2010.

Employment Agreements, Severance Benefits and Change of Control Provisions

We have previously entered into employment agreements and we maintain other compensatory agreements with some of our officers for a variety of reasons, including the fact that employment agreements can be an important recruiting tool in the market in which we compete for talent. Certain provisions in these agreements, such as confidentiality, non-solicitation, and non-compete clauses, protect the Partnership and its unitholders after the termination of the employment relationship. We believe that it is appropriate to compensate former employees for these post-termination agreements, and that compensation helps to enhance the enforceability of these arrangements. We have also entered into separation or severance agreements with certain executive officers upon their termination of service in order to clarify our obligations with respect to severance or benefit obligations to those executives as well as to document the executives’ release of claims against us relating to their employment. In connection with the Change of Control, we have made certain payments to executives pursuant to these agreements, as discussed above. In addition, we have entered into a consulting arrangement with Mr. Kelley pursuant to which Mr. Kelley will provide us with consulting services for a period of three years. These agreements are described in more detail elsewhere in this document. Please read “Executive Compensation—Potential Payments Upon a Termination or Change of Control.”

Recoupment Policy

We currently do not have a recovery policy applicable to annual incentive bonuses or equity awards. The Compensation Committee will continue to evaluate the need to adopt such a policy in light of pending legislation.

Class B Units

In connection with the acquisition of our General Partner by an affiliate of General Electric Company (the “Former Owner”) in June 2007, certain members of our management team purchased Class B membership interests in our General Partner. The Compensation Committee considers the Class B interests to be investments, rather than compensation, because management purchased the Class B interests with cash or through an exchange of membership interests in the pre-acquisition Partnership. Consequently, the values attributable to the Class B units and any distributions made with respect to those units are not included in the summary compensation table. When ETE purchased our General Partner on the Change of Control

Date, the Former Owner received preferred units in ETE (“ETE Preferred Units”) in exchange for the purchase. The Former Owner expects to distribute the ETE Preferred Units to its Class B Unitholders as a distribution-in-kind in connection with the liquidation of the Former Owner.

Compensation Committee Report

We have reviewed and discussed with management certain compensation discussion and analysis provisions to be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2010 to be filed pursuant to Section 13(a) of the Securities and Exchange Act of 1934 (the “Annual Report”). Based on those reviews and discussions, we recommend to the Board of Directors of the General Partner that the Compensation Discussion and Analysis be included in the Annual Report.

Compensation Committee

John D. Harkey, Jr., Chairman

John W. McReynolds

Rodney L. Gray

COMPENSATION TABLES AND NARRATIVES

Summary Compensation Table for 2010

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(4)	Non Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Michael J. Bradley(1) President and Chief Executive Officer	2010	44,231	2,447,500	—	10,701	2,502,432

Byron R. Kelley(2)
Former Chairman of the Board, President and Chief Executive Officer	2010	457,289	1,645,690	856,800	341,900	3,301,679
	2009	480,481	333,520	425,000	264,484	1,503,485
	2008	356,250	2,813,761	400,000	72,189	3,642,200
Thomas E. Long(1) Executive Vice President and Chief Financial Officer	2010	15,000	965,750	—	11,630	992,380

A. Troy Sturrock(1) Chief Accounting Officer and Interim Principal Financial Officer	2010	176,038	315,511	95,514	25,734	612,797
Stephen L. Arata(2) Former Executive Vice President and Chief Financial Officer	2010	209,206	282,044	—	94,380	585,630
	2009	278,192	166,760	170,000	17,329	632,281
	2008	268,750	—	208,200	10,029	486,979

Paul M. Jolas(1) Executive Vice President, Chief Legal Officer and Secretary	2010	310,060	918,232	313,449	48,506	1,590,247
Dennie W. Dixon(3) Former Senior Vice President, GP&T	2010	215,300	141,022	161,475	40,642	558,439
	2009	187,808	230,204	137,500	56,244	611,756

David G. Marrs(2)(3) Former President of Contract Compression Segment	2010	140,769	292,117	95,000	361,311	889,197
	2009	260,671	183,436	216,000	15,942	676,049

L. Patrick Giroir(2)(3)	2010	113,702	271,971	—	87,957	473,630
Former Executive Vice President and Chief Commercial Officer of Gathering and Processing and Transportation Segments	2009	223,021	83,380	133,000	88,960	528,361

(1)	The year 2010 is the first year in which Messrs. Bradley, Long, Sturrock and Jolas are considered Named Executive Officers, and therefore the information provided in the Summary Compensation Table for these individuals is for the year 2010 only.

(2)	The employment of Messrs. Kelley, Arata, Marrs and Giroir with the Partnership ended in 2010. The Summary Compensation Table presents compensation information for a partial year, including salary earned until the termination of employment and any additional compensation received as a result. Mr. Kelley’s compensation also reflects a 3 percent increase in base salary approved by the Board on October 19, 2010, but effective as of July 5, 2010, which increased Mr. Kelley’s base compensation to $504,000.

(3)	Compensation values reported in the Summary Compensation Table for Messrs. Marrs, Giroir and Dixon include only amounts related to 2010 and 2009 as each became a Named Executive Officer in 2009.

(4)	The amount included in the “Stock Awards” column reflects the aggregate grant date fair value of all awards granted for the year ended December 31, 2010, 2009 and 2008, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 17 to the audited consolidated financial statements included in this Annual Report for the fiscal year ended December 31, 2010.

The Stock Awards column includes values for phantom units that are subject to a market condition (the comparison of the TUR of the Partnership’s common units against the TUR of the common units of the Partnership’s peer group). The value for these phantom units was calculated by multiplying the grant date fair value price of $19.81 by the number of units granted (which is also the number of units the Named Executive Officer would receive if the Partnership achieves target performance). Because these phantom units are subject to a market condition, the grant date fair value price accounts for the possibility that the maximum level-of-performance condition is satisfied. The amounts set forth in the table reflect the aggregate (and maximum) compensation expense that will be recognized assuming the service period of the awards (determined in accordance with FASB ASC Topic 718) is satisfied.

(5)	The breakdown of All Other Compensation and explanatory notes are as follows:

Name	Year	Distributions(a)	Living Expenses(b)	Moving Expenses(b)	Company 401(k) Match	Insurance Gross-Up	Severance	PTO Payment
Michael J. Bradley	2010	—	10,701	—	—	—	—	—
Byron R. Kelley	2010	208,980	54,000	14,329	16,500	858	—	47,233
Thomas E. Long	2010	—	3,157	8,473	—	—	—	—
A. Troy Sturrock	2010	15,724	—	—	9,482	529	—	—
Stephen L. Arata	2010	45,094	—	—	14,595	642	—	34,050
Paul M. Jolas	2010	31,076	—	—	16,500	930	—	—
Dennie W. Dixon	2010	28,050	—	—	11,924	667	—	—
David G. Marrs	2010	39,457	—	—	8,308	335	300,000	13,211
L. Patrick Giroir	2010	42,424	16,923	—	4,366	367	—	23,877

(a)	“Distributions” are amounts paid to Messrs. Kelley, Sturrock, Aratra, Jolas, Dixon, Marrs and Giroir related to awards of restricted units made under our 2006 Plan in 2010 or in prior years.

(b)	Other than living and moving expenses provided to Messrs. Bradley, Kelley, Long and Giroir, as described above, the Partnership did not provide perquisites or other personal benefits to any Named Executive Officer exceeding $10,000.

Grant of Plan-Based Awards

The following table provides information concerning each grant to our NEOs in the year ended December 31, 2010.

Grants of Plan-Based Awards

for the Year Ended December 31, 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Bradley(2)	11/22/2010	—	—	—	—	—	—	50,000	1,222,500
	12/17/2010	—	—	—	—	—	—	50,000	1,225,000
Byron R. Kelley(3)	05/07/2010	252,000	554,400	902,160	12,000	24,000	36,000	16,000	330,400
	11/22/2010	—	—	—	—	—	—	33,000	806,850
Thomas E. Long(2)	12/01/2010	—	—	—	—	—	—	15,000	390,000
	12/17/2010	—	—	—	—	—	—	23,500	575,750
A. Troy Sturrock	05/07/2010	36,500	80,300	130,524	1,050	2,100	3,150	1,400	28,910
	12/17/2010	—	—	—	—	—	—	10,000	245,000
Stephen L. Arata(4)(5)	05/07/2010	106,238	233,723	380,330	4,200	8,400	12,600	5,600	115,640
Paul M. Jolas	05/07/2010	135,000	297,000	482,760	5,100	10,200	15,300	6,800	140,420
	12/17/2010	—	—	—	—	—	—	23,500	575,750
Dennie Dixon(4)	05/07/2010	80,738	177,623	288,717	2,100	4,200	6,300	2,800	57,820
David Marrs(4)	05/07/2010	135,000	297,000	483,300	4,350	8,700	13,050	5,800	119,770
L. Patrick Giroir(4)(5)	05/07/2010	88,688	195,113	317,501	4,050	8,100	12,150	5,400	11,510

(1)	The amount shown in the column entitled “Grant Date Fair Value of Stock and Option Awards” reflects the grant date fair value, computed in accordance with FASB ASC Topic 718.

(2)	Messrs. Bradley and Long were ineligible for bonus awards in 2010.

(3)	The threshold, target and maximum amounts shown for Mr. Kelley under the column entitled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” are for illustration purposes only. Upon his resignation and retirement, Mr. Kelley received a bonus of $856,800. The 16,000 time-based phantom units and the 24,000 performance-based phantom units granted to Mr. Kelley received accelerated vesting on the effective date of his resignation and retirement. The performance-based vesting units were accelerated at 100% of target performance. Please see “Potential Payments upon a Termination or Change of Control—Separation Agreement, Release and Consulting Agreement with Byron R. Kelley” below for additional information.

(4)	The threshold, target and maximum amounts shown for Messrs. Arata, Dixon, Marrs and Giroir under the column entitled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” are for illustration purposes only, as these individuals were ineligible to receive bonus awards in 2010 due to their tendered or expected resignations.

(5)	Units shown under the columns entitled “Estimated Future Payouts Under Equity Incentive Plan Awards,” and “All Other Stock Awards” for Messrs. Arata and Giroir were forfeited upon their respective resignations.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table for 2010.

Employment, Incentive Compensation and Non-Compete Agreements

Byron R. Kelley:  Effective as of April 1, 2008, Regency GP LLC entered into an employment agreement with Byron R. Kelly. The agreement was to terminate on April 1, 2010, subject to automatic additional one-year extensions until either the

Partnership or Mr. Kelley gave at least one-year’s prior written notice of non-renewal. Mr. Kelley’s employment agreement was automatically extended for one additional year on April 1, 2010. Mr. Kelley’s annual base salary was $489,250, subject to increases by the Compensation Committee and a monthly living allowance of $4,500. On October 19, 2010, the Compensation Committee elected to increase Mr. Kelley’s base salary to $504,000, effective July 5, 2010. Under the employment agreement, Mr. Kelley was eligible to participate in the annual bonus plan, and had a target bonus equal to his annual base salary. In connection with Mr. Kelley’s retirement and resignation, however, we entered into a Separation Agreement, Release and Consulting Agreement with Mr. Kelley that, except with respect to certain confidentiality, non-competition and non-solicitation provisions, terminated Mr. Kelley’s employment agreement. Mr. Kelley’s Separation Agreement, Release and Consulting Agreement is described below in the section titled “Potential Payments upon a Termination or Change of Control.”

David G. Marrs:  On September 1, 2009, Regency GP LLC amended and restated its employment agreement with David Marrs, pursuant to which Mr. Marrs was promoted to Division President of the Contract Compression Operations, and President of CDM. Under the terms of the agreement, Mr. Marrs’ base salary was $300,000, subject to annual reviews and increases by the Compensation Committee, and he was eligible for an annual performance bonus of up to 90 percent of his base salary. Effective June 8, 2010, the agreement was terminated. We entered into a Separation Agreement and Release with Mr. Marrs that is described below in the section titled “Potential Payments upon a Termination or Change of Control.”

We do not maintain employment agreements with any of the remaining Named Executive Officers.

Phantom Units

Awards reported for 2010 in the “Stock Awards” column of the Summary Compensation Table reflect awards of phantom units.1 Each phantom unit represents a contractual right to receive one common unit or the fair market value of one common unit, as determined by the Compensation Committee in its discretion. The awards of phantom units granted to our Named Executive Officers during fiscal 2010 are subject to restrictions that lapse according to the passage of time or the achievement of certain performance measures relative to our peer companies.

(1)	The dollar amount shown in the Summary Compensation Table for the year ended December 31, 2009 for Dennie Dixon includes a grant of 15,000 restricted units, which were awarded to Mr. Dixon as part of salary negotiations.

For equity awards granted in May 2010, 40 percent of the phantom units were subject to restrictions that lapse according to the passage of time, and 60 percent were subject to restrictions that lapse based upon the Partnership’s achievement of certain levels of TUR, as compared to its peers. As described in more detail in the section entitled “Potential Payouts upon a Termination or Change of Control,” certain of the awards granted to NEOs in May 2010 received accelerated vesting or were forfeited pursuant to the Change of Control. Phantom units granted in May 2010 participate in distributions on the same basis as other common units, but the holder is not entitled to payment of those distributions until the holder’s right to the underlying unit vests.

The grants of phantom units made in December 2010 vest as to 20 percent of the award on each of the first five anniversaries of the grant date. Phantom units granted in December 2010 receive distributions on the same basis as our other unitholders, regardless of whether the right to the underlying unit has vested.

Vesting provisions applicable to awards granted to our NEOs are discussed more fully below in the section entitled “Potential Payouts upon a Termination or Change of Control – Termination of Employment or Change of Control under our 2006 Plan.” The Named Executive Officer does not have the right to sell or dispose of unvested phantom units, and unvested units are forfeited at the time the holder terminates employment. If the Named Executive Officer forfeits the right to the underlying unit, he also forfeits the right to any distributions made.

For additional information regarding the terms applicable to grants of phantom units made in 2010, please see the narrative above entitled “Compensation Discussion and Analysis – Compensation Components and Analysis—Equity Based Awards” and “Potential Payments upon a Termination or Change of Control.”

Options

We did not grant any options to purchase common units during fiscal year 2010.

All Other Compensation

Please see the “Compensation Discussion and Analysis” above for a discussion of any perquisites paid to our Named Executive Officers, and the section below entitled “Potential Payments Upon a Termination or Change of Control” for a discussion of payments made upon resignation.

Description of Plan-Based Awards

The terms of the “non-equity incentive plan” awards reflected in the Summary Compensation Table and of the Grants of Plan-Based Awards Table under the columns headed “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” are described in the “Compensation Discussion and Analysis” above.

Salary and Cash Incentive Awards in Proportion to Total Compensation

The following table sets forth the percentage of each Named Executive Officer’s total compensation that we paid in the form of salary and bonus.

Name	Percentage of Total Compensation
Michael J. Bradley	2%
Byron R. Kelley	40%
Thomas E. Long	2%
A. Troy Sturrock	44%
Stephen L. Arata	36%
Paul M. Jolas	39%
Dennie W. Dixon	57%
David G. Marrs	27%
L. Patrick Giroir	24%

Outstanding Equity Awards at December 31, 2010

The following table provides information concerning common units that have not vested for our Named Executive Officers.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(9) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)(8) ($)
Michael J. Bradley	11/22/2010	50,000	(2)	1,363,000	—		—
	12/17/2010	50,000	(3)	1,363,000	—		—
Byron R. Kelley	11/21/2010	33,000	(4)	899,580	—		—
Thomas E. Long	12/1/2010	15,000	(5)	408,900	—		—
	12/17/2010	23,500	(3)	640,610	—		—
A. Troy Sturrock	05/07/2010	1,400	(6)	38,164	2,100	(7)	57,246
	12/17/2010	10,000	(3)	272,600	—		—
Stephen L. Arata	—	—		—	—		—
Paul M. Jolas	05/07/2010	6,800	(6)	185,368	10,200	(7)	278,052
	12/17/2010	23,500	(3)	640,610	—		—
Dennie W. Dixon	05/07/2010	2,800	(6)	76,328	4,200	(7)	114,492
David Marrs	05/07/2010	—		—	267	(7)	7,278
L. Patrick Giroir	—	—		—	—		—

(1)	The market value of outstanding equity awards was calculated using the closing price of $27.26 on December 31, 2010.
(2)	The forfeiture restrictions on these time-based phantom unit awards lapse as to 20 percent of the award on each of the first five anniversaries of November 2, 2010.
(3)	The forfeiture restrictions on these time-based phantom unit awards lapse as to 20 percent of the award on each of the first five anniversaries of December 5, 2010.
(4)	The forfeiture restrictions on these time-based phantom unit awards lapse as to 33 and 1/3 percent of the award on each of the first three anniversaries of November 22, 2010.
(5)	The forfeiture restrictions on these time-based phantom unit awards lapse as to 20 percent of the award on each of the first five anniversaries of December 1, 2010.
(6)	The forfeiture restrictions on these time-based phantom unit awards lapse as to 33 and 1/3 percent of the award on each of the first three anniversaries of March 15, 2010.
(7)	The forfeiture restrictions on these market-based phantom unit awards lapse on March 15, 2013 based upon the Partnership’s achievement of certain levels of Total Unitholder Return, as described above in “Compensation Discussion and Analysis – Compensation Components and Analysis – Equity Based Awards.”
(8)	The market value for unvested unit awards granted to our Named Executive Officers includes the following amounts attributable to accrued and unpaid distributions related to phantom units awarded to the Named Executive Officer, where the right to the phantom units has not yet vested:

Name	Accrued and Unpaid Distributions ($)	Equity Incentive Plan Awards: Accrued and Unpaid Distributions ($)
Michael Bradley	—	—
Byron R. Kelley	—	—
Thomas E. Long	—	—
A. Troy Sturrock	1,869	2,804
Stephen L. Arata	—	—
Paul M. Jolas	9,078	13,617
Dennie W. Dixon	3,738	5,607
David G. Marrs	—	356
L. Patrick Giroir	—	—

The following table provides information relating to the vesting of unit awards during 2010 for each of our Named Executive Officers.

Option Exercises and Stock Vested for the Year Ended December 31, 2010

	Option Awards		Unit Awards
Name	Number of units acquired on exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
Michael Bradley	—	—	—	—
Byron R. Kelley	—	—	122,671	4,256,717
Thomas E. Long	—	—	—	—
A. Troy Sturrock	—	—	8,415	255,609
Stephen L. Arata	35,000	175,977	19,122	577,434
Paul M. Jolas	—	—	18,019	543,659
Dennie W. Dixon	—	—	19,672	564,686
David G. Marrs	—	—	24,719	780,177
L. Patrick Giroir	—	—	25,986	785,648

(1)	The “value realized on exercise” represents the difference between the closing price of the units on the exercise date and the exercise price, multiplied by the number of units underlying each option exercised.
(2)	The “value realized upon vesting” represents the product of the number of units vested and the closing price of the units on the vesting date.

Potential Payments upon a Termination or Change of Control

We previously maintained certain employment agreements and we maintain severance agreements that provide our executives with post-termination payments, and our equity award agreements under our 2006 Plan contain accelerated vesting provisions upon a termination of employment in certain circumstances. We believe that these provisions create important retention tools for us, as providing for accelerated vesting of equity awards upon a termination of employment in connection with a change in control provides employees with value in the event of a termination of employment that was beyond their control. In addition, we believe that it is important to provide the Named Executive Officers with a sense of stability, both in the midst of transactions that may create uncertainty regarding their future employment and post-termination as they seek future employment. We believe post-termination payments allow management to focus their attention and energy on making the best objective business decisions that are in the interest of the Partnership without allowing personal considerations to cloud the decision-making process. Further, we believe that such protections maximize unitholder value by encouraging the Named Executive Officers to review objectively any proposed transaction in determining whether such proposal or termination is in the best interest of our unitholders, whether or not the executive will continue to be employed. Executive officers at other companies in our industry and the general market where we compete for executive talent commonly have equity compensation plans that provide for accelerated vesting upon certain events in connection with a change of control and post-termination payments, and we have consistently provided this benefit to our Named Executive Officers in order to remain competitive in attracting and retaining skilled professionals in our industry.

Separation Agreement, Release and Consulting Agreement with Byron R. Kelley.

The employment agreement we maintained with Byron Kelley was terminated upon his resignation and retirement in November 2010. We entered into a Separation Agreement, Release and Consulting Agreement with Mr. Kelley on November 5, 2010 (the “Separation Agreement”) that mutually terminated Mr. Kelley’s employment with us as of November 21, 2010, and replaced all severance obligations that were contained in Mr. Kelley’s employment agreement. Mr. Kelley is entitled to receive a cash payment in the amount of $1,864,800, less deductions for taxes and withholdings, which represented his base salary amount for a period of two years as well as his bonus payment for the 2010 year. This cash payment was made to him in May of 2011 in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, which require us to delay the payment for a six month period following his resignation due to Mr. Kelley’s status as a key employee at the end of his employment with us. Mr. Kelley’s unvested 16,000 time-based phantom units and 24,000 performance-based phantom units that were granted to him on May 7, 2010 received accelerated vesting on the effective date of his resignation and retirement; all performance-based phantom units were accelerated at 100 percent of target performance levels. Mr. Kelley also received a payment in the amount of $53,400 which represented accrued distributions with respect to the phantom units that vested as a result of acceleration concurrent with his retirement and resignation. Mr. Kelley signed a general release in our favor in exchange for the consideration he received pursuant to the Separation Agreement, and we agreed to release Mr. Kelley from all claims and causes of action we might have against him with respect to his employment with us.

Pursuant to his execution of the Separation Agreement, Mr. Kelley also affirmed his obligations under his original employment agreement regarding confidentiality and non-competition and non-solicitation restrictions, although the restricted period will be decreased from two years in the original employment agreement to one year.

Mr. Kelley will provide us with consulting services for a period of three years following the effective date of his resignation on November 21, 2010. In consideration for Mr. Kelley’s consulting services, he received a grant of 33,000 time-based phantom units that will vest in three equal annual installments over the term of the consulting period. Distributions will be paid to Mr. Kelley on a quarterly basis with respect to the phantom units granted to him in connection with his consulting service.

Separation Agreement and Release with David Marrs.

As described briefly above, the employment agreement we maintained with David Marrs was terminated, effective June 8, 2010. In connection with his termination of employment, Mr. Marrs, after executing a Separation Agreement and Release that included a full and general release in our favor, received a lump sum payment equal to $300,000, less deductions for taxes and other applicable withholdings, which, pursuant to the terms of his previous employment agreement, was equal to one year’s base salary, a pro-rated bonus payment, and the continuation of medical coverage for 36 months (the first 18 months being a reimbursement of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) costs, and the remaining 18 months being a reimbursement for health insurance obtained by Mr. Marrs that does not exceed the monthly COBRA premium costs for the previous 18 months). Mr. Marrs also received full vesting for all time-based equity awards then outstanding, and his outstanding performance-based equity awards vested pro rata (based upon the number of days that had lapsed in the performance period as of his termination of employment compared to the number of total days in the performance period). As a result of his accelerated equity vesting, Mr. Marrs also received a payment equal to $2,581, less deductions for taxes and other applicable withholdings, which represented payment for accumulated DERs associated with the vesting of 5,800 service-based phantom units.

After the term of his employment, Mr. Marrs may not disclose our confidential information and may not use such information for his own benefit nor for the benefit of any other party than us. Mr. Marrs is subject to a non-compete period of one year following his termination of employment and a non-solicitation period of three years. We have also entered into a non-disparagement covenant with Mr. Marrs, where Mr. Marrs agrees not to disparage us in public or private statements of any form, which applies following his termination of employment.

Severance Agreement with Paul M. Jolas.

The severance agreement we maintain with Paul M. Jolas provides for severance payments in the event that we terminate him, within two years of September 8, 2009 (the effective date of the severance agreement), without “cause” or he terminates his employment for “good reason” within six months following a “change of control” (all as defined in the agreement). With respect to a good reason termination, Mr. Jolas must execute a comprehensive release of claims within 30 days of his termination. If Mr. Jolas’ termination satisfies either of the above conditions, he will receive one year’s base salary (excluding any bonuses or other incentive compensation), as determined on the date his employment terminates. Payment must be made in one lump sum, less withholding for applicable taxes and other deductions, within 30 days of the date on which Mr. Jolas’ executes the release.

In the event that Mr. Jolas’ employment terminates for any other reason, he is not entitled to severance payments. Mr. Jolas’ termination for “cause” shall mean: (i) failure to render his material duties to the Partnership to the reasonable satisfaction of the Partnership (other than as a result of physical or mental impairment or other disability); (ii) failure to follow a reasonable, lawful directive of the Partnership, and non-remedy of such failure within 10 days after receipt of written notice from the Partnership of such failure; (iii) material violation of the policies or procedures of the Partnership; (iv) engagement in misconduct in connection with the performance of duties for the Partnership, including but not limited to a material act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Partnership; (v) plea of guilty to or conviction of any felony; (vi) unlawful use or possession of illegal drugs on Partnership premises or while performing duties and responsibilities for the Partnership; or (vii) death or inability to perform, with or without reasonable accommodation, the essential functions of his position for a total of 3 months during any 6 month period as a result of incapacity due to mental or physical illness. A “good reason” termination may occur upon a material reduction in the nature or scope of Mr. Jolas’ authority, duties or responsibilities, material reduction of his base salary, or our requirement that he relocates his principal residence to a location more than 50 miles from its location as of the date of the severance agreement. A “change of control” generally will be deemed to occur upon the (i) closing of a sale which results in our General Partner’s members or equity owners holding less than 50 percent of the securities or the voting power of our General Partner or an applicable surviving entity following that sale, (ii) sale, lease, exchange or other transfer of our General Partner’s assets or substantially all of its assets, or (iii) dissolution or liquidation of our General Partner.

Special Severance and Separation Agreement and Full Release of Claims Agreements with Dennie W. Dixon.

The Special Severance Agreement we maintained with Dennie W. Dixon as of December 31, 2010 provided for a special severance payment, in consideration for Mr. Dixon’s continued employment with the Partnership from October 11, 2010 (the “effective date” under the Special Severance Agreement) through the termination date (January 10, 2011), during which time the Partnership was undergoing a reorganization. After the term of his employment, Mr. Dixon may not disclose our confidential information and will not use such information for his own benefit nor for the benefit of any other party than us. We have also entered into a non-disparagement covenant with Mr. Dixon, where Mr. Dixon agrees not to disparage us in public or private statements of any form.

We also entered into a Separation Agreement and Full Release of Claims agreement with Mr. Dixon on January 10, 2011 (the “Separation Agreement”). The agreement provided for a severance payment following Mr. Dixon’s termination on January 10, 2011 (the “termination date” under the Separation Agreement). In connection with his termination of employment, Mr. Dixon, after executing a full and general release in our favor, received a lump sum payment equal to

$161,500, less deductions for taxes and other applicable withholdings. In addition, as further consideration, Mr. Dixon will also receive a pro-rated bonus payment (assuming it has not already been paid as of the payment date), and continuation of medical coverage for nine months pursuant to COBRA, and we will pay for the full cost of Mr. Dixon’s premium. Mr. Dixon will not at any time use, disseminate or disclose any of our confidential information to any person or entity either during the remainder of his employment term or following his employment.

With respect to Mr. Dixon’s outstanding equity awards at the time of his termination, the time-based phantom units he held as of January 10, 2011 were accelerated, while the performance-based phantom units were accelerated assuming a 150 percent performance target. Using the closing price of our common stock on January 10, 2011 of $27.48, the amounts Mr. Dixon received with respect to his awards were $76,944 for the time-based phantom units, and $173,124 for his performance-based phantom units.

Arrangements with Messrs. Bradley, Long and Sturrock

We do not maintain individual employment, severance or retention agreements with Messrs. Bradley, Long and Sturrock that provide for severance payments or change of control payments. Mr. Sturrock received a grant of phantom units on May 7, 2010 that will receive accelerated vesting upon certain terminations of employment as described in further detail below. Messrs. Bradley and Long received grants of phantom units in November and December 2010 that will also be entitled to accelerated vesting in certain situations, as described in greater detail below.

Arrangements with Messrs. Giroir and Arata.

Mr. Giroir’s resignation was effective as of June 11, 2010 and Mr. Arata’s resignation was effective as of September 4, 2010. Messrs. Giroir and Arata did not have individual employment agreements that provided for severance or change of control payments. Each of the executives held unvested phantom units at the time of his termination of employment, under the terms of the award agreements, the phantom units were forfeited without payment.

Termination of Employment or Change of Control Under our 2006 Plan.

Both the May and December 2010 equity-based compensation awards were granted under our 2006 Plan. The awards made to our NEOs in May 2010 contain provisions that provide for the awards (or certain portions of the awards) to receive accelerated vesting upon a termination without “cause” or for “good reason” that is in connection with a “change of control,” or the death or “disability” of the executive (each term as defined below).

Unless an executive’s employment agreement states otherwise, all other terminations will require a forfeiture of any unvested unit awards. Generally, upon a termination of employment due to death or disability, the May 2010 awards subject to time-based vesting will receive full acceleration, while the awards subject to performance conditions will accelerate in a pro-rata manner based upon the point in time the vesting occurs during the performance period. For the 2010 performance-based phantom unit grants, the performance period is May 7, 2010 through March 15, 2013.

The agreements that govern the performance-based phantom awards granted to our executives on May 7, 2010 state that if the executive is terminated without cause or resigns with good reason within the 12-month period following a change of control and prior to the end of the performance period, the awards automatically become vested at the “maximum” vested percentage of 150 percent of target.

The November and December 2010 phantom unit grants also provide for accelerated vesting upon the executive’s death or disability, but the grants differ from the May 2010 grants in that they also accelerate upon our change of control, and they do not accelerate in connection with a good reason or a without cause termination of the executive.

A termination for “cause” under the phantom award agreements, as applicable, will generally be defined by using the definition of such term described above within Mr. Jolas’ severance agreement. A “good reason” termination, if applicable, means a material reduction in the executive’s base salary or target bonus following a change of control. While any individual award agreement may contain a modified definition of a “change of control,” the term is generally defined pursuant to the 2006 Plan as the occurrence of one or more of the following events: (1) any person or group becomes the beneficial owner of 50 percent or more of our voting power or voting securities, unless such person or group is the initial entity controlling the General Partner or an affiliate, (2) the complete liquidation of either the general partner of our General Partner, our General

Partner, or us; or (3) the sale of all or substantially all of our General Partner’s, or our assets to anyone other than an entity that is wholly owned by one or more of the General Partner, or us. An executive’s “disability” will have occurred at the point that the executive would be entitled to receive benefits under our long-term disability plan.

Potential Payments Upon a Termination or Change of Control Table

The following table quantifies the amounts that each current NEO would be entitled to receive upon a termination of employment or a change of control, as applicable, assuming that such event occurred on December 31, 2010. For all NEOs that separated from service during the 2010 year, the payments and benefits that they actually received have been described above. The precise amount that any NEO would receive cannot be determined with any certainty until an actual termination or change of control has occurred, or until the completion of certain equity awards’ applicable performance period, but the following are our best estimates as to the amounts that the current NEOs are entitled to as of December 31, 2010, and using our closing stock price on that date of $27.26. We have assumed for purposes of this table that all salary and reimbursable expenses were current, and that no vacation had accrued as of December 31, 2010.

Executive	Change of Control	Termination of Employment for Death or Disability	Retirement	Termination of Employment Without Cause or for Good Reason
Michael J. Bradley
Accelerated Equity(1)	$2,726,000	$2,726,000	$—	$—

Total	2,726,000	2,726,000	—	—
Thomas E. Long
Accelerated Equity(1)	$1,049,510	$1,049,510	$—	$—

Total	1,049,510	1,049,510	—	—
A. Troy Sturrock
Accelerated Equity(1)	$272,600	$323,827	$—	$57,758

Total	272,600	323,827	—	57,758
Paul M. Jolas
Severance Payment(2)	$—	$—	$—	$360,000
Accelerated Equity(1)	640,610	889,426	—	921,150

Total	640,610	889,426	—	1,281,150

(1)	Amounts were calculated by multiplying the number of each time-based units the executive held on December 31, 2010 by our closing stock price of $27.26.

Performance-based Units. Pursuant to the May 2010 award agreements, we estimated a pro-rata acceleration of performance-based phantom units by multiplying the number of such outstanding units (2,100 for Mr. Sturrock; and 10,200 for Mr. Jolas) by a fraction (238/1043, or the number of days which had lapsed in the performance period as of December 31, 2010 over the full number of days in the performance period), and then multiplied this number by $27.26. For termination events requiring pro-rata acceleration of the performance-based units, the vesting could not occur until the end of the original performance period, or March 15, 2013, and we have assumed solely for purposes of this disclosure that the performance goals would have been met at “target,” or 100 percent vesting at our December 31, 2010 stock price. For a termination for cause or good reason in the 12-month period following a change of control during the performance period, however, executives would be considered automatically vested at “maximum” at a rate of 150 percent for the performance-based units, and the amounts attributable to the performance-based units in the last column above are multiplied by 150 percent.

(2)	This amount is Mr. Jolas’ base salary at December 31, 2010 year ($360,000).

Directors’ Compensation

Our Board of Directors annually determines the amounts payable to the members of our Board of Directors. In 2010, the directors of the General Partner who were not employees of the General Partner received an annual retainer of $40,000, a flat fee of $1,500 for each meeting of the board and $1,000 for each committee meeting attended in person, a flat fee of $500 for each such meeting attended by telephone and fees at specified rates for consulting services. In addition, the Chairman of our Audit Committee receives an annual fee of $10,000.

Name	Fees Earned or Paid in Cash ($)
Michael Bradley	68,000
Jim Bryant	17,000
Rodney L. Gray	67,500
John D. Harkey, Jr.	12,000
John W. McReynolds	—
John Mills	46,000
James Burgoyne (1)	25,500
Daniel Castagnola (1)	26,500
Paul Halas (1)	27,000
Mark Mellana (1)	29,500
Brian Ward (1)	26,500

(1)	Messrs. Burgoyne, Castagnola, Halas, Mellana and Ward are officers of GE EFS, a related party. All fees paid to these directors were remitted directly to GE EFS.

Tax and Accounting Implications of Equity-Based Compensation Arrangements

Deductibility of Executive Compensation.  We are a limited partnership and not a corporation for U.S. federal income tax purposes. Therefore, we believe that the compensation paid to the named executive officers is fully deductible for federal income tax purposes.

Accounting for Unit-Based Compensation.  For our unit-based compensation arrangements, we record compensation expense over the vesting period of the awards, as discussed further in Note 17 to our audited consolidated financial statements included in our Annual Report.

Relationship Between Compensation Policies and Risk Management

The Compensation Committee analyzed whether our compensation programs are structured in a way that promotes excessive risk-taking by our employees and concluded that our programs are appropriately structured to mitigate risk, and are therefore not likely to result in a material adverse effect on the Partnership. The Compensation Committee’s evaluation covered a range of practices and policies regarding compensation, including: the funding of the bonus pool allocable to business segments based upon both company-wide performance metrics and performance metrics specific to each business group, the balance between short- and long-term incentives, the discretionary nature of individual awards, and vesting conditions applicable to grants of equity awards that align employees’ interests with unitholders’ interests. In addition, our Committee and the Board retain the ability to eliminate incentive bonuses based on the financial performance of the Partnership. We believe that each of these factors reduces the likelihood that performance results in any one year could be distorted to enhance payments under our compensation plans.

THE SPECIAL MEETING

Time and Place

The special meeting will be held on Friday, December 16, 2011, beginning at 9:00 a.m., Dallas, Texas time at 2001 Bryan Street, 30th Floor, Dallas, Texas 75201.

Purpose

At the special meeting, our unitholders will act upon a proposal to approve the terms of the 2011 Incentive Plan, which provides for awards of options to purchase our common units, awards of our restricted units, awards of our phantom units, awards of our units, awards of DERs, awards of common unit appreciation rights, and other unit-based awards to employees and consultants of the Partnership, the General Partner, the Company, a subsidiary or their affiliates, and the members of our board of directors.

Record Date

Our General Partner has fixed the close of business on November 7, 2011 as the record date for the determination of holders of units entitled to notice of and to vote at the special meeting or any postponements or adjournments thereof. Only holders of record of units at the close of business on the record date are entitled to notice of and to vote at the special meeting. A complete list of such unitholders will be available for inspection in our offices at 2001 Bryan Street, Suite 3700, Dallas, Texas 75201, during normal business hours upon written demand by any holder of our units.

Holders Entitled to Vote

All unitholders who owned our units at the close of business on the record date November 7, 2011, are entitled to receive notice of the special meeting and to vote the units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting.

Each unitholder is entitled to one vote for each unit owned on all matters to be considered. On October 26, 2011, 157,343,942 common units and 4,371,586 Series A Preferred units were issued and outstanding.

Vote Required

Under the rules of the NYSE, the 2011 Incentive Plan Proposal requires the approval of a majority of the votes cast by our unitholders, provided that the total votes cast on the proposal represent more than 50% of all units entitled to vote. Votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions in respect of the proposal, which is referred to as the “NYSE Votes Cast,” must be greater than 50% of the total of our outstanding units. Once the NYSE Votes Cast requirement is satisfied, the number of votes cast “for” the 2011 Incentive Plan Proposal must represent a majority of the NYSE Votes Cast in respect of such proposal in order to be approved. Thus, broker non-votes can make it difficult to satisfy the NYSE Votes Cast requirement, and abstentions have the effect of a vote against the 2011 Incentive Plan Proposal.

The form of proxy provides unitholders the opportunity to vote on the 2011 Incentive Plan Proposal. However, the 2011 Incentive Plan Proposal will not be effective unless approved by the unitholders.

A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) FOR the 2011 Incentive Plan Proposal.

Quorum

If more than 50% of our outstanding units on the record date are present in person or by proxy at the special meeting, that will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your units will be counted as present at the special meeting if you:

•	are present and vote in person at the meeting; or

•	have submitted a properly executed proxy card.

Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding common units in “street name” indicating that the broker does not have discretionary authority as to certain common units to vote on the proposals (a “broker non-vote”), such common units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Revocation of Proxies

To change your vote after you have submitted your proxy card, send in a later-dated, signed proxy card to us or attend the special meeting and vote in person. You may also revoke your proxy by sending in a notice of revocation to us at the address set forth in the notice. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy. If you have instructed your broker or other nominee to vote your common units, you must follow the procedure your broker or nominee provides to change those instructions.

Solicitation

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mails, proxies may be solicited by employees of the Company, without additional remuneration, by mail, phone or in person. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

Adjournment

We may adjourn the special meeting to another date and/or place for any proper purpose, including, without limitation, for the purpose of soliciting additional proxies if there are not sufficient votes in favor of the proposal. In addition, our partnership agreement provides that, in the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding units represented either in person or by proxy.

No Unitholder Proposals

Your units do not entitle you to make proposals at the special meeting. Under our partnership agreement, only our General Partner can make a proposal at this meeting. Our partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act (“Delaware Act”) and the law of any other state in which we are qualified to do business.

Dissenter’s Rights

We were formed as a limited partnership under the laws of the State of Delaware, including the Delaware Act. Under those laws, dissenters’ rights are not available to our unitholders with respect to the proposal to be voted on at the special meeting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public at the SEC’s website at www.sec.gov. Our common units are listed on the New York Stock Exchange under the ticker symbol “RGP.” Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also request a copy of our filings by contacting our Investor Relations Department at (214) 840-5477 or ir@regencygas.com or write to us at 2001 Bryan Street, Suite 3700, Dallas, Texas 75201, Attention: Investor Relations. Our filings are also available on our website at www.regencygasservices.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SPECIAL

MEETING TO BE HELD ON FRIDAY, DECEMBER 16, 2011

The Notice of Special Meeting of Unitholders and the Proxy Statement for the Special Meeting of Unitholders are available at http://www.regencygasservices.com.

EXHIBIT A

FORM OF

2011 LONG-TERM INCENTIVE PLAN

Regency Energy Partners LP

2011 Long-Term Incentive Plan

SECTION 1. Purpose of the Plan.

The Regency Energy Partners LP 2011 Long-Term Incentive Plan (the “Plan”) has been adopted by Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”). The Plan is intended to promote the interests of the Partnership by providing to Employees, Directors and Consultants incentive compensation awards based on Units to encourage superior performance. The Plan is also contemplated to enhance the ability of the Partnership and its Affiliates and Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to advancing the business of the Partnership.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option, Unit Appreciation Right, Restricted Unit, Phantom Unit, Other Unit-Based Award, or a Unit Award granted under the Plan, and includes any tandem DERs granted with respect to a Phantom Unit.

“Award Agreement” means the written or electronic agreement by which an Award shall be evidenced.

“Board” means the Board of Directors or Managers, as the case may be, of the Company.

“Change of Control” means, and shall be deemed to have occurred upon one or more of the following events:

(i) any “person” or “group,” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than an Affiliate of the Company, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company;

(ii) the members of the Company approve, in one or a series of transactions, a plan of complete liquidation of the Company;

(iii) the sale or other disposition by the Company of all or substantially all of its assets in one or more transactions to any Person other than the Company or an Affiliate of the Company; or

(iv) a Person other than the Company, the General Partner or an Affiliate of the Company or the General Partner becomes the general partner of the Partnership.

Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Internal Revenue Code of 1986, as amended, “Change of Control” shall mean a “change of control event” as defined in the regulations and guidance issued under Section 409A.

“Committee” means the Board, the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

“Company” means Regency GP LLC, a Delaware limited liability company and the general partner of the General Partner.

“Consultant” means an individual who renders consulting or advisory services to the General Partner, the Partnership or an Affiliate of either.

“DER” means a contingent right, granted in tandem with a specific Phantom Unit, to receive with respect to such Phantom Unit an amount in cash, Units and/or Phantom Units equal in value to the distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

“Director” means a member of the Board.

“Disability” means, unless provided otherwise in the Award grant agreement, an illness or injury that lasts at least six continuous months, is expected to be permanent and renders the Participant unable to carry out his or her duties to the Board, the Company, the General Partner, the Partnership or an Affiliate of the Company, the General Partner or the Partnership.

“Employee” means an employee of the Partnership, the Company, the General Partner, a Subsidiary or an Affiliate of the Partnership, the Company, the General Partner or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the principal national securities exchange or other market in which trading in Units occurs on the applicable date (or, if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). If Units are not traded on a national securities exchange or other market at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“General Partner” means Regency GP LP, a Delaware limited partnership and the general partner of the Partnership.

“Option” means an option to purchase Units granted under the Plan.

“Other Unit-Based Award” means an Award granted pursuant to Section 6(d) of the Plan.

“Participant” means an Employee, Consultant or Director granted an Award under the Plan.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Phantom Unit” means a notional unit granted under the Plan that upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is either not exercisable by or payable to the Participant, as the case may be.

“Restricted Unit” means a Unit granted under the Plan that is subject to a Restricted Period.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Subsidiary” means any entity (i) in which, at the relevant time, the Partnership, the General Partner or the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of equity interests issued by such entity, (ii) as to which, at the relevant time, the Partnership, the General Partner or the Company has the right, directly or indirectly, to appoint or designate, either independently or jointly with another Person, 50% or more of the members of the board of directors or (iii) as to which at the relevant time, the Partnership, the General Partner or the Company, directly or indirectly, (A) owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by classes of equity interests issued by the general partner or managing member of such entity or (B) has the right, directly or indirectly, to appoint or designate, either independently or jointly with another Person, 50% or more of the members of the board of directors of the general partner or managing member thereof.

“UDR” means a distribution made by the Partnership with respect to a Restricted Unit.

“Unit” means a Common Unit of the Partnership.

“Unit Appreciation Right” or “UAR” means a contingent right that entitles the holder to receive all or part of the excess of the Fair Market Value of a Unit on the exercise date of the UAR over the exercise price of the UAR. Such excess shall be paid in Units, cash or any combination thereof, in the discretion of the Committee.

“Unit Award” means a grant of a Unit that is not subject to a Restricted Period.

SECTION 3. Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and applicable law, the Committee, in it sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company or the General Partner, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation, all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Partnership, the Company, the General Partner, any Affiliate, any Participant, and any beneficiary of any Award.

SECTION 4. Units.

(a)    Limits on Units Deliverable.  Subject to adjustment as provided in Section 4(c), the number of Units that may be delivered with respect to Awards under the Plan is 3,000,000; provided, however, that Units withheld or “netted” from an Award to either satisfy the Partnership’s or an Affiliate’s tax withholding obligations with respect to the Award or pay the exercise price of an Award shall not be considered to be Units delivered under the Plan for this purpose. If any Award is forfeited, cancelled, exercised, paid, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (the grant of Restricted Units is not a delivery of Units for this purpose), the Units subject to such Award shall again be available for Awards under the Plan. There shall not be any limitation on the number of Awards that may be paid in cash.

(b)    Sources of Units Deliverable Under Awards.  Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units newly issued by the Partnership, Units acquired in the open market, from any Affiliate of the Partnership or from any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

(c)    Anti-dilution Adjustments.  With respect to any “equity restructuring” event that could result in an additional compensation expense to the Partnership pursuant to the provisions of FASB Accounting Standards Codification, Topic 718 (“ASC 718”) if adjustments to Awards with respect to such event were discretionary, the Committee shall equitably adjust the number and type of Units covered by each outstanding Award and the terms and conditions, including the exercise price and performance criteria (if any), of such Award to equitably reflect such restructuring event and shall adjust the number and type of Units (or other securities or property) with respect to which Awards may be granted after such event. With respect to any other similar event that would not result in an accounting charge under ASC 718 if the adjustment to Awards with respect to such event were subject to discretionary action, the Committee shall have complete discretion to adjust Awards in such manner as it deems appropriate with respect to such other event.

SECTION 5. Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant by the Committee and receive an Award under the Plan.

SECTION 6. Awards.

(a)    Options and UARs.  The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Options and/or UARs shall be granted, the number of Units to be covered by each Option or UAR, the exercise price therefor, the Restricted Period and other conditions and limitations applicable to the exercise of the Option or UAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i)    Exercise Price.  The exercise price per Unit purchasable under an Option or subject to a UAR shall be determined by the Committee at the time the Option or UAR is granted but may not be less than the Fair Market Value of a Unit as of the date of grant of the Option or UAR.

(ii)    Time and Method of Exercise.  The Committee shall determine the exercise terms and the Restricted Period with respect to an Option or UAR grant, which may include, without limitation, (A) a provision for accelerated vesting upon the death or Disability of a Participant, the achievement of specified performance goals or such other events as the Committee may provide, and (B) the method or methods by which payment of the exercise price with respect to an Option may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Committee, withholding or “netting” Units from the Award, a “cashless-broker” exercise through procedures approved by the Committee, or any combination of the above methods, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(iii)    Forfeitures.  Except as otherwise provided in the terms of the Option or UAR grant, upon termination of a Participant’s employment with or consulting services to the Partnership and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all unvested Options and UARs shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options or UARs.

(b)    Restricted Units and Phantom Units.  The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Restricted Units and Phantom Units shall be granted, the number of Restricted Units or Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units or Phantom Units may become vested or forfeited and such other terms and conditions as the Committee may establish with respect to such Awards which may include, without limitation, a provision for accelerated vesting upon the death or Disability of a Participant, the achievement of specified performance goals of such other events as the Committee may provide.

(i)    DERs.  To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee), be “reinvested” in Restricted Units or additional Phantom Units and be subject to the same or different vesting restrictions as the tandem Phantom Unit Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Absent a contrary provision in the Award Agreement, upon a distribution with respect to a Unit, cash equal in value to such distribution shall be paid promptly to the Participant without vesting restrictions with respect to each Phantom Unit then held.

(ii)    UDRs.  To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that the distributions made by the Company with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. In addition, the Committee may provide that such distributions be used to acquire additional Restricted Units for the

Participant. Such additional Restricted Units may be subject to such vesting and other terms as the Committee may proscribe. Absent such a restriction on the UDRs in the Award Agreement, upon a distribution with respect to the Restricted Unit, such distribution shall be paid promptly to the holder of the Restricted Unit without vesting restrictions.

(iii)    Forfeitures.  Except as otherwise provided in the terms of the Restricted Units or Phantom Units Award Agreement, upon termination of a Participant’s employment with or consulting services to the Partnership and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding, unvested Restricted Units and Phantom Units awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units and/or Phantom Units.

(iv)    Lapse of Restrictions.

(A)    Phantom Units.  Upon or as soon as reasonably practical following the vesting of each Phantom Unit, and not later than 15 calendar days thereafter, subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

(B)    Restricted Units.  Upon or as soon as reasonably practical following the vesting of each Restricted Unit, and not later than 15 calendar days thereafter, subject to satisfying the tax withholding obligations of Section 8(b), the Participant shall be entitled to have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit.

(c)    Unit Awards.  Unit Awards may be granted under the Plan to such Employees, Consultants and/or Directors and in such amounts as the Committee, in its discretion, may select.

(d)    Other Unit-Based Awards.  Other Unit-Based Awards may be granted under the Plan to such Employees, Consultants and/or Directors and in such amounts as the Committee, in its discretion, may select. An Other Unit-Based Award shall be an award denominated or payable in, valued in or otherwise based on or related to Units, in whole or in part and may include, without limitation, convertible or exchangeable securities. The Committee shall determine the terms and conditions of any such Other Unit-Based Award. Upon vesting, an Other Unit-Based Award may be paid in cash, Units (including Restricted Units) or any combination thereof as provided in the Award Agreement.

(e)    General.

(i)    Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Partnership or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Partnership or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii)    Limits on Transfer of Awards.

(A)    Except as provided in Paragraph (C) below, each Option and Unit Appreciation Right shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B)    Except as provided in Paragraph (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Partnership or any Affiliate.

(C)    To the extent specifically provided by the Committee with respect to an Option or Unit Appreciation Right, an Option or Unit Appreciation Right may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iii)    Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee.

(iv)    Unit Certificates.  All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions.

(v)    Consideration for Grants.  Awards may be granted for such consideration, including services, as the Committee shall determine.

(vi)    Delivery of Units or other Securities and Payment by Participant of Consideration.  Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Partnership is not reasonably able to obtain Units to deliver pursuant to such Award without violating applicable law or the applicable rules or regulations of any governmental agency or authority or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Partnership or an Affiliate.

SECTION 7. Amendment and Termination.

Except to the extent prohibited by applicable law:

(a)    Amendments to the Plan.  Except as required by applicable law or the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any Participant, other holder or beneficiary of an Award, or any other Person.

(b)    Amendments to Awards.  Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the rights or benefits of a Participant with respect to an Award without the consent of such Participant.

(c)    Actions Upon the Occurrence of Certain Events.  Upon the occurrence of a Change of Control, any change in applicable law or regulation affecting the Plan or Awards thereunder, or any change in accounting principles affecting the financial statements of the Company, the General Partner or the Partnership, the Committee, in its sole discretion, without the consent of any Participant or holder of the Award, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or an outstanding Award:

(A)    provide for either (i) the termination of any Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Committee without payment) or (ii) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(B)    provide that such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar options, rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices;

(C)    make adjustments in the number and type of Units (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards or in the terms and conditions of (including the exercise price), and the vesting and performance criteria included in, outstanding Awards, or both;

(D)    provide that such Award shall be exercisable or payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(E)    provide that the Award cannot be exercised or become payable after such event, i.e., shall terminate upon such event.

Notwithstanding the foregoing, with respect to an above event that is an “equity restructuring” event that would be subject to a compensation expense pursuant ASC 718, the provisions in Section 4(c) shall control to the extent they are in conflict with the discretionary provisions of this Section 7.

SECTION 8. General Provisions.

(a)    No Rights to Award.  No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b)    Tax Withholding.  Unless other arrangements have been made that are acceptable to the Committee, the Partnership or any Affiliate is authorized to withhold or “net” from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee to satisfy the withholding obligations for the payment of such taxes.

(c)    No Right to Employment or Services.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Partnership or any Affiliate, continue consulting services or to remain on the Board, as applicable. Furthermore, the Partnership or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or other agreement.

(d)    Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

(e)    Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f)    Other Laws.  The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Partnership or an Affiliate by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g)    No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Partnership or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Partnership or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Partnership or any participating Affiliate.

(h)    No Fractional Units.  No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i)    Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j)    Facility Payment.  Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner that the Committee may select, and the Partnership shall be relieved of any further liability for payment of such amounts.

(k)    Gender and Number.  Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

SECTION 9. Term of the Plan.

The Plan shall be effective on the date it is approved by the unitholders of the Partnership, in accordance with the rules of the principal securities exchange on which the Units are traded and shall continue until the earliest of (i) the date it is terminated by the Board, (ii) all Units available under the Plan have been paid to Participants, or (iii) the 10th anniversary of the date the Plan is approved as provided above. However, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such outstanding Award, shall extend beyond such Plan termination date.

REGENCY ENERGY PARTNERS LP

Proxy for Special Meeting of Unitholders on December 16, 2011

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael J. Bradley and Paul M. Jolas, and each of them, with full power of substitution and power to act alone, as proxies to vote all the units which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Unitholders of Regency Energy Partners LP, to be held December 16, 2011 at 9:00 a.m., Dallas, Texas time at 2001 Bryan Street, 30th Floor, Dallas, Texas 75201, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

14475

SPECIAL MEETING OF UNITHOLDERS OF

REGENCY ENERGY PARTNERS LP

December 16, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER
ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Special Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Special Meeting of Unitholders and the Proxy Statement for the Special Meeting of Unitholders

are available at http://www.regencygasservices.com.

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

00030000000000000000 4	121611

THE BOARD OF DIRECTORS OF REGENCY GP LLC, THE GENERAL PARTNER OF OUR GENERAL PARTNER

UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

			FOR	AGAINST	ABSTAIN
1.

Approval of the terms of the Regency Energy Partners LP 2011 Long-Term Incentive Plan, which provides for awards of options to purchase the Partnership’s common units, awards of the Partnership’s restricted units, awards of the Partnership’s phantom units, awards of the Partnership’s common units, awards of distribution equivalent rights (or DERs), awards of common unit appreciation rights, and other unit-based awards to employees and consultants of the Partnership, Regency GP LP, Regency GP LLC, a subsidiary or their affiliates, and the members of the board of directors of Regency GP LLC.

			☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.